Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

UNITED THERAPEUTICS CORPORATION,

DANIEL 24043 ACQUISITION CORP. LTD.

and

STEADYMED LTD.

Dated as of April 29, 2018

i

(continued)

(continued)

(continued)

Exhibit A	CVR Agreement
Exhibit B	Tax Certificate

INDEX OF DEFINED TERMS

Definition	Location

102 Company Options	2.2(a)(v)
102 Shares	2.3(c)
102 Trustee	2.2(a)(v)
Acceptable Confidentiality Agreement	5.2(a)
Acquisition Proposal	5.2(h)(i)
Action	3.10
Adverse Recommendation Change	5.2(b)(i)
Affiliate	8.3(a)
Affiliate Transaction	3.23
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)(ii)
Ancillary Agreements	8.3(b)
Antitrust Division	5.6(b)
Antitrust Laws	8.3(c)
Approval	3.5(b)
Benefit Period	5.18(a)
Benefited Enterprise	3.15(n)
Business Day	8.3(d)
Cash	8.3(e)
Cash Consideration	2.1(a)
Certificate of Merger	1.3
Certificates	2.3(c)
Change in Circumstance	5.2(h)(ii)
Closing	1.2
Closing Date	1.2
Code	2.4(a)
Companies Registrar	1.3
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	Article III
Company Option	2.2(a)(i)
Company Plans	3.12(a)
Company Registered IP	3.20(b)
Company SEC Documents	3.6(a)
Company Share Awards	3.2(b)
Company Share Plans	2.2(a)(i)
Company Shareholders Approval	3.4(a)
Company Shareholders Meeting	5.3(b)
Company Termination Fee	7.3(b)(iii)
Company Warrant	2.2(b)

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Company’s Articles of Association	3.1(b)
Confidentiality Agreement	8.3(f)
Continuing Employee	5.18(a)
Contract	3.5(a)
Contractors	8.3(g)
control	8.3(h)
Copyrights	3.20(a)
CVR	2.1(a)
CVR Agreement	Recitals
CVR Consideration	2.1(a)
D&O Insurance	5.9(b)
Determination Notice	5.2(d)
Disinterested Voting Share	3.4(a)
Drug or Health Laws	8.3(i)
Effect	8.3(t)
Effective Time	1.3
Encouragement Law	3.15(n)
Environmental Law	3.14(b)
ERISA	3.12(a)
Exchange Act	3.5(b)
Excluded Shares	2.1(b)
Existing Indemnification Obligations	5.9(a)
FDA	8.3(j)
FDCA	8.3(k)
FTC	5.6(b)
GAAP	3.6(b)
Government Grant	8.3(l)
Governmental Entity	8.3(m)
Grants	3.27
Hazardous Substance	3.14(c)
Holder	2.4(a)
HSR Act	3.5(b)
ICH	3.26(b)
ICL	Recitals
IIA	3.5(b)
IIA Grants	8.3(n)
IIA Notice	3.5(b)
In the Money Option	2.2(a)(i)
Indebtedness	8.3(o)
Indemnified Person	5.9(a)
Initial Outside Date	7.1(b)(i)
Intellectual Property	3.20(a)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Interim Option Tax Ruling	5.17(a)
Investment Center	8.3(p)
Israeli Employees	3.13(h)
Israeli Securities Law	8.3(q)
IT Assets	3.20(h)
ITA	2.3(c)
knowledge of Parent	8.3(r)
knowledge of the Company	8.3(s)
Law	3.5(a)
Leased Real Property	3.19(b)
Leases	3.19(b)
Liens	3.2(a)
Marks	3.20(a)
Material Adverse Effect	8.3(t)
Material Contract	3.16(a)
Material Intellectual Property	3.20(c)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Proposal	5.4(a)
Merger Sub	Preamble
Milestone Payment Date	8.3(u)
NASDAQ	3.5(a)
Net Cash	8.3(v)
New Plans	5.18(b)
Non-U.S. Benefit Plan	3.12(c)(iv)
OECD Convention	3.24(a)
Option Tax Ruling	5.17(a)
Ordinance	8.3(w)
Out of the Money Option	2.2(a)(ii)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	4.1
Parent Related Parties	7.3(d)
Patents	3.20(a)
Paying Agent	2.3(a)
Payment Fund	2.3(b)
PBGC	3.12(c)(iii)
Permits	3.11
Permitted Liens	8.3(x)
Person	8.3(y)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Personal Interest	8.3(z)
Pharmaceutical Product	3.26(a)
Positive Option	2.2(a)(ii)
Post 5th Anniversary Payment	2.2(a)(iii)
Proxy Statement	3.8
R&D Law	3.5(b)
Related Party	3.23
Representatives	5.2(a)
Restricted Cash	8.3(aa)
Restricted Share Unit	2.2(a)(iv)
Rights Agent	Recitals
Sarbanes-Oxley Act	3.6(a)
SEC	3.6(a)
Section 14 Arrangement	3.13(a)
Section 2.2(a) Option Holder	2.2(a)(iii)
Securities Act	3.5(b)
Shares	2.1(a)
Subsidiary	8.3(bb)
Substantial Creditors	5.4(a)
Superior Proposal	5.2(h)(iii)
Surviving Company	1.1
Takeover Laws	5.7
Tax Proceeding	8.3(cc)
Tax Return	8.3(dd)
Taxes	8.3(ee)
Temporary Order	3.15(o)
Top Suppliers	3.25
Trade Control Laws	8.3(ff)
Transaction Expenses	8.3(gg)
Uncertificated Shares	2.3(c)
United States real property interests	6.2(e)
Valid Tax Certificate	8.3(hh)
VAT	3.15(q)
Voting Agreement	Recitals
Withholding Drop Date	2.4(a)
Withholding Tax Ruling	5.17(b)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 29, 2018, by and among United Therapeutics Corporation, a Delaware corporation (“Parent”), Daniel 24043 Acquisition Corp. Ltd., a company organized under the laws of the State of Israel and a wholly-owned Subsidiary of Parent (“Merger Sub”) and SteadyMed Ltd., a company organized under the laws of the State of Israel (the “Company”).

RECITALS

WHEREAS, the parties intend to effect the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein and in accordance with the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations promulgated thereunder, the “ICL”);

WHEREAS, (a) the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and (b) the Board of Directors of Merger Sub has (i) determined that, considering the financial position of the merging companies, no reasonable concern exists that the Company, as the surviving corporation following the consummation of this Agreement and the transactions contemplated hereby, will be unable to fulfill the obligations of Merger Sub to its creditors and (ii) resolved to recommend the approval of this Agreement and the terms of the Merger by the sole shareholder of Merger Sub, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement and the other transactions contemplated hereby, (ii) determined that, considering the financial position of the merging companies, no reasonable concern exists that the Company, as the surviving corporation following the consummation of this Agreement and the transactions contemplated hereby, will be unable to fulfill the obligations of the Company to its creditors, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iv) resolved and agreed to recommend adoption of this Agreement, the Merger and the transactions contemplated hereby by the shareholders of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into an agreement (the “Voting Agreement”) pursuant to which each such Person has agreed, among other things, to vote the Shares held by such Person in favor of the Merger, this Agreement and the transactions contemplated hereby;

WHEREAS, subject to the terms and conditions of this Agreement, at or prior to the Closing Date, Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit A (subject to such changes permitted by Section 5.15) (the “CVR Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1                                    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the ICL, at the Effective Time, Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Merger).  Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Company in the Merger (the “Surviving Company”) and a wholly-owned subsidiary of Parent.  The Surviving Company shall (a) continue to be governed by the Laws of the State of Israel, (b) maintain a registered office in the State of Israel and (c) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the ICL.

Section 1.2                                    Closing.  Unless this Agreement shall have been validly terminated in accordance with Article VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Israeli time), on the second Business Day (excluding Friday as a Business Day for this purpose) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher, LLP, 1050 Connecticut Avenue, N.W., Washington, DC 20036, unless another date, time or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3                                    Effective Time.  Upon the terms and subject to the provisions of this Agreement, as soon as practicable after the determination of the date on which the Closing is to take place, each of the Company and Merger Sub shall (and Parent shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Merger and the proposed date of the Closing on which the Companies Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”) after notice that the Closing has occurred is served to the Companies Registrar, which the parties shall deliver on the Closing Date.  The Merger shall become effective upon the issuance by the

Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (the time the Merger becomes effective being the “Effective Time”).

Section 1.4                                    Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the ICL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub or the Company, (a) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company, (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Company) shall continue unaffected by the Merger in accordance with the ICL, (e) the Companies Registrar shall transfer the Registries of Liens (as such term is defined in Section 181 of the Companies Ordinance, 5743-1983 of the State of Israel) of the Company and Merger Sub to the Registry of Liens of the Surviving Company, and (f) the Surviving Company shall be regarded as the Company or Merger Sub in any legal proceeding to which the Company or Merger Sub are a party.

Section 1.5                                    Articles of Association of the Company.  At the Effective Time, the articles of association of the Company, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Company, until duly amended as provided therein and by applicable Law.

Section 1.6                                    Directors.  The parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be appointed and serve as the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Surviving Company’s articles of association.

Section 1.7                                    Officers.  At the Effective Time, the officers of Merger Sub immediately before the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II
EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1                                    Conversion of Share Capital.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any share capital or equity interests of the Company, Parent or Merger Sub:

(a)                                 Each ordinary share, par value one Israel Agora (NIS 0.01) per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive: (i) $4.46 in cash, subject to reduction of any Tax required to be withheld under applicable Tax Law, without interest (such consideration, as it may from time to time be amended in accordance with this Agreement, the “Cash Consideration”), plus (ii) one contractual contingent value right (each, a “CVR”), which shall represent the right to receive a contingent payment in cash upon the achievement of a specific milestone, at the time and subject to the terms and conditions of the CVR Agreement, subject to reduction of any Tax required to be withheld under applicable Tax Law, without interest (the “CVR Consideration” and together with the Cash Consideration, “Merger Consideration”), upon the terms and subject to the conditions set forth in this Agreement.  As of the Effective Time, without any further action by any Person, all Shares shall be owned by Parent free and clear of any Liens and shall be registered as such in Parent’s name in the shareholders registry of the Surviving Company.

(b)                                 Each Share held in the treasury of the Company or owned by Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time, if any (collectively, “Excluded Shares”), shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                                  Each ordinary share, par value one Israel Agora (NIS 0.01) per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically and without further action cancelled and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

(d)                                 If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding ordinary shares of the Company, or securities convertible into or exchangeable into or exercisable for ordinary shares of the Company, shall occur as a result of any reclassification, recapitalization, share split (including a reverse share split) or subdivision or combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holder of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e)                                  From and after the Effective Time, each holder of a Certificate or Uncertificated Shares theretofore representing any Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.3.  The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights existing prior to the Effective Time pertaining to such Shares.

Section 2.2                                    Treatment of Options, Restricted Share Units and Warrants.

(a)                                 Treatment of Company Options and Restricted Share Units.

(i)                                     At the Effective Time, each option (each, a “Company Option”) to purchase Shares granted under the Amended and Restated 2009 Stock Plan, the 2013 Stock Incentive Subplan and any other share option, share purchase or equity compensation plan, arrangement or agreement of the Company (the “Company Share Plans”) that is then outstanding and unexercised, whether or not vested, and which has an exercise price per Share that is less than the Cash Consideration (each, an “In the Money Option”), shall be cancelled and converted into the right to receive (A) an amount in cash equal to (1) the excess, if any, of (x) the Cash Consideration over (y) the exercise price payable per Share under such Company Option, multiplied by (2) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting) and (B) a number of CVRs equal to the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting).

(ii)                                  At the Effective Time, each Company Option other than an In the Money Option that is then outstanding and unexercised, whether or not vested (each, an “Out of the Money Option”), shall be cancelled and converted into the right to receive a cash payment from Parent with respect to each Share subject to the Out of the Money Option upon the Milestone Payment Date, if any, equal to the amount by which the sum of (A) the Cash Consideration and (B) the amount per CVR in cash to be paid at the Milestone Payment Date under the CVR Agreement exceeds the exercise price payable per Share under such Out of the Money Option  (to the extent such sum exceeds such exercise price, such Out of the Money Option shall be referred to as a “Positive Option”).  Promptly following the Effective Time, Parent shall cause the Company to acknowledge the foregoing obligations in writing to each holder of Positive Options.  Notwithstanding anything herein to the contrary, any Out of the Money Options with an exercise price payable per Share equal to or greater than $7.09 shall be cancelled at the Effective Time without any consideration payable therefor.

(iii)                               Notwithstanding anything in Section 2.2(a)(i) to the contrary, if (X) pursuant to the terms of the CVR Agreement, the Milestone Payment Date occurs following the fifth anniversary of the change in ownership or effective control of the Company for the purposes of Treas. Reg. Section 1.409A-3(i)(5) and (Y) receipt of a payment by the holder of a CVR granted pursuant to Section 2.2(a)(i) (a “Section 2.2(a)(i) Option Holder”) after such fifth anniversary will result in the Section 2.2(a)(i) Option Holder being subject to taxation under Section 409A of the Code with respect to the cash payment made to such Section 2.2(a)(i) Option Holder pursuant to Section 2.2(a)(i)(A) above (a “Post 5th Anniversary Payment”), (I) the Post 5th Anniversary Payment shall not be paid to the Section 2.2(a)(i) Option Holder and (II) the Post 5th Anniversary Payment shall be reallocated pro rata to holders of CVRs other than Section 2.2(a)(i) Option Holders in a manner that will not result in taxation under Section 409A of the Code with respect to the cash payments made pursuant to Section 2.2(a)(i)(A).

(iv)                              At the Effective Time, each restricted share unit (each, a “Restricted Share Unit”) granted under the Company Share Plans that is then outstanding, whether or not vested, shall be cancelled and converted into the right to receive (A) an amount in cash equal to (1) the Cash Consideration, multiplied by (2) the total number of Shares subject to such Restricted Share Unit (without regard to vesting) and (B) a number of CVRs equal to the total number of Shares subject to such Restricted Share Unit (without regard to vesting).

(v)                                 As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time) and as soon as practicable following the Milestone Payment Date, if any, Parent shall cause the Surviving Company or its Affiliate to, and the Surviving Company or its Affiliate, as applicable, shall, pay the portion of the aggregate consideration payable as of such date pursuant to Section 2.2(a)(i)(A) with respect to In the Money Options, including any consideration payable pursuant to CVRs, Section 2.2(a)(ii) with respect to Out of the Money Options, and Section 2.2(a)(iv) with respect to Restricted Share Units, in all cases, net of any Tax required to be withheld under applicable Tax Law withholdings, through, to the extent applicable, the Surviving Company’s or its Affiliate’s payroll (subject to any Tax required to be withheld under applicable Tax Law) to the holders of Restricted Share Units and to the holders of Company Options (or in the case of any payments pursuant to Section 2.2(a)(i), Section 2.2(a)(ii) or Section 2.2(a)(iv) which are subject to Tax pursuant to Sections 102(b)(2) and 102(b)(3) of the Ordinance (together the “102 Company Options”), payment shall be made through the trustee appointed by the Company to serve as trustee of the Company Share Plans and the awards granted thereunder pursuant to Section 102 of the Ordinance (the “102 Trustee”) subject to the provisions of Section 102 of the Ordinance and any Tax ruling received from the ITA regarding such 102 Company Options including the Option Tax Ruling); provided, however, that to the extent there is not a Tax withholding obligation with respect to a Company Option or a Restricted Share Unit, the consideration payable pursuant to Section 2.2(a)(i) or Section 2.2(a)(iv), as applicable, payable with respect to such Company Options shall be paid in the manner described in Section 2.3 through the Payment Fund rather than this Section 2.2(a)(v).

(vi)                              Prior to the Effective Time, the Company shall deliver all required notices (which notices shall be subject to Parent’s reasonable approval) to each holder of Company Options or Restricted Share Units setting forth each holder’s rights pursuant to the respective Company Share Plan, stating that such Company Options or Restricted Share Units shall be treated in the manner set forth in this Section 2.2(a).

(vii)                           Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board of Directors or a committee thereof) that it determines to be appropriate or necessary to (A) immediately prior to the Effective Time, accelerate the vesting and exercisability of each unexpired and unexercised Company Option then outstanding so that each such Company Option shall be fully vested and exercisable prior to the Effective Time, (B) immediately prior to the Effective Time, accelerate the vesting of each Restricted Share Unit then outstanding so that each such Restricted Share Unit shall be fully vested prior to the Effective Time, (C) ensure that each of the Company Share Plans shall terminate and all rights under any provision of any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company providing for the issuance or grant of any other interest in respect of the share capital of the Company or any of its Subsidiaries shall be cancelled, (D) cause, as of the Effective Time, each Restricted Share Unit and each unexpired and unexercised Company Option then outstanding as of immediately prior to the Effective Time, whether vested or unvested (and each plan, if any, under which any Company Option may be granted except, with respect to any such plan, as otherwise agreed by Parent) to be cancelled, terminated and extinguished, subject to the rights to payment pursuant to this Section 2.2(a) and (E) ensure that no holder of a Company Option, Restricted Share Unit or any participant in any Company

Share Plan or any other arrangements maintained by the Company shall have any rights to acquire, or other rights in respect of, the share capital of the Company, the Surviving Company or any of their Subsidiaries, except the right to receive the payment contemplated by this Section 2.2(a) in cancellation and settlement thereof.

(b)                                 Treatment of Company Warrants.  At the Effective Time, and subject to Section 2.4, each outstanding, unexpired and unexercised warrant to purchase Shares (each, as amended prior to the date hereof and in relation to the Merger, a “Company Warrant”), whether or not then vested, shall be cancelled and converted into the right to receive an amount in cash equal to (i) the Specified Corporate Reorganization Warrant Consideration (as defined in the applicable Company Warrant), multiplied by (2) the total number of Shares subject to such Company Warrant immediately prior to the Effective Time.

Section 2.3                                    Exchange and Payment.

(a)                                 Prior to the Effective Time (but in no event later than three Business Days prior to the Closing Date), Parent shall select a U.S. bank or trust company reasonably acceptable to the Company (which may use a local Israeli sub-paying agent) to act as the paying agent for the Merger (the “Paying Agent”) and, in connection therewith, shall enter into an agreement with the Paying Agent in form reasonably satisfactory to the Company and Parent.

(b)                                 Immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of Shares (other than the Excluded Shares) pursuant to the provisions of this Article II, an amount of cash sufficient to pay the aggregate Cash Consideration in accordance with Section 2.1(a) and Section 2.2 (such cash amount being referred to herein as the “Payment Fund”) (it being understood and agreed, for the avoidance of doubt, that Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement).  Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II.

(c)                                  Promptly following the Effective Time, Parent and the Surviving Company shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration, (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify), (B) an appropriate declaration and/or Valid Tax Certificate in which the beneficial owner of Shares provides certain information necessary for Parent to reasonably determine whether any Tax amounts need to be withheld from the Merger Consideration payable to such beneficial owner pursuant to the terms of the Ordinance (in each case, subject to the provisions of Section 2.3, Section 2.4 and Section 5.17), the Code or any provision of state, local, Israeli or foreign Tax law, and (C) instructions (including instructions from the Paying Agent) for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger

Consideration.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent or Parent may reasonably require (including the declaration and/or Valid Tax Certificate), the holder of such Certificate shall be entitled to receive in exchange for the Shares formerly represented by such Certificate (other than Excluded Shares) the Merger Consideration for each such Share (subject to deduction of Tax required to be withheld under applicable Tax Law), and the Certificate so surrendered shall forthwith be cancelled.  In the case of a book-entry transfer of Uncertificated Shares (other than Excluded Shares), upon receipt of such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent or Parent may reasonably require (including the declaration and/or Valid Tax Certificate), the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor the Merger Consideration for each such Share (subject to deduction of any Tax required to be withheld under applicable Tax Law), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled.  The Paying Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may reasonably impose to effect an orderly exchange thereof in accordance with normal exchange practices.  No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.3(c).  Payments and deliveries to be made under this Agreement shall be made in U.S. dollars by check or wire transfer of immediately available funds to such address or bank accounts as shall be set forth in the letter of transmittal.  Notwithstanding anything to the contrary in this Section 2.3(c), any Merger Consideration received by the Paying Agent in consideration for Shares issued as a result of the exercise or vesting (as applicable) of 102 Company Options which are held by the 102 Trustee and are subject to Tax pursuant to Section 102(b)(2) and 102(b)(3) of the Ordinance (the “102 Shares”), shall be transferred to the 102 Trustee subject to the provisions of Section 102 of the Ordinance and any Tax ruling received from the Israeli Tax Authority (the “ITA”) regarding such 102 Company Options including the Option Tax Ruling.

(d)                                 Payment of the Merger Consideration is to be made to the Person in whose name the surrendered Certificate or Uncertificated Share is registered (subject to reduction for any Tax required to be withheld under applicable Tax Law).

(e)                                  Until surrendered as contemplated by this Section 2.3, each Certificate or Uncertificated Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof pursuant to this Article II, without any interest thereon.

(f)                                   All cash paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Uncertificated Shares.  At the Effective Time, the shareholders registry of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Company or the Paying Agent for transfer or transfer is sought for Uncertificated Shares, such Certificates or Uncertificated Shares shall be cancelled and exchanged as provided in this Article II.

(g)                                  The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis.  Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(h)                                 Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Uncertificated Shares six months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any remaining holders of Certificates or Uncertificated Shares (except to the extent representing Excluded Shares) shall thereafter look only to the Surviving Company as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or other similar laws), without interest.

(i)                                     Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, the Surviving Company, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates or Uncertificated Shares shall not have been exchanged prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(j)                                    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, any of its Affiliates or the Surviving Company with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4                                    Withholding Rights.

(a)                                 Parent, Parent’s Subsidiaries (including Merger Sub), the Surviving Company, the Company, the Company’s Subsidiaries, the Paying Agent, the 102 Trustee, the Rights Agent and anyone acting on their behalf shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or other payment (in each case, whether in cash or in kind) made pursuant to this Agreement to any person who or that is either a shareholder of the Company or holds Company Options, Restricted Share Units or Company Warrants (a “Holder”) or to any other Person such amounts as are required to be deducted and withheld under the Withholding Tax Ruling, a Valid Tax Certificate, the Interim Option Tax Ruling and the Option Tax Ruling, if obtained, or under any other provision of applicable Tax Law (including, for the avoidance of doubt, the Ordinance and the Internal

Revenue Code of 1986, as amended (the “Code”)) as reasonably determined by Parent.  Notwithstanding anything to the contrary in the preceding sentence and subject to any other provision to the contrary in the Withholding Tax Ruling with respect to any consideration payable (whether in cash or in kind) pursuant to this Agreement to any Holder (other than any holder of Company Options, Restricted Share Units or 102 Shares) such consideration shall be retained by Parent, the Paying Agent or the Rights Agent (as the case may be) for the benefit of each such payment recipient for a period of up to 180 days from the applicable payment date or an earlier date required in writing by such payment recipient or by the ITA (the “Withholding Drop Date”) (during which time no payor shall make any payments to any payment recipient and withhold any amounts for Israeli Taxes from such payments deliverable pursuant to this Agreement, except as provided below and during which time each such payment recipient may obtain a Valid Tax Certificate).  If a payment recipient delivers, no later than three Business Days prior to the Withholding Drop Date a Valid Tax Certificate to a payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such payment recipient. If any payment recipient (i) does not provide the payor with a Valid Tax Certificate by no later than three Business Days before the Withholding Drop Date, or (ii) submits a written request with the payor to release his portion of the payment prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld from such payment recipient shall be calculated according to the applicable withholding rate as prescribed under applicable Tax Law, which amount shall be increased by the interest plus linkage differences as defined in Section 159A of the Ordinance for the time period between the fifteenth (15th) calendar day of the month following the month during which the Closing occurs and the time the relevant payment is made. Subject to any other provision in the Withholding Tax Ruling or any other written instructions by the ITA, in the absence of a Valid Tax Certificate which also covers the Holder’s portion of the CVR Consideration, the applicable amount to be withheld from such Holder from any amount payable to the Holder on the Closing Date will be calculated (as provided above) also on such Holder’s portion of the CVR Consideration, and will be deducted, and delivered to the ITA as provided above.

(b)                                 Notwithstanding anything to the contrary herein, and unless otherwise determined in the Withholding Tax Ruling, the Option Tax Ruling, the Interim Option Tax ruling or any Valid Tax Certificate, any payments made to holders of Company Options, Restricted Share Units and 102 Shares will be subject to deduction or withholding of Israeli Tax under the Ordinance on the fifteenth (15th) day of the calendar month following the month during which the Closing occurs, unless prior to such date (i) with respect to 102 Company Options, the Company Options subject to Tax pursuant to section 3(i) of the Ordinance and 102 Shares, the Option Tax Ruling (or the Interim Option Tax Ruling) shall have been obtained providing for no withholding, (ii) with respect to non-Israeli resident holders of Company Options or Restricted Share Units, who were granted their awards in consideration solely for work or services performed outside of Israel for the Company’s non-Israeli resident subsidiaries, a validly executed declaration in the form attached hereto as Schedule 2.4(b) shall have been provided to Parent regarding their non-Israeli residence and confirmation that they were granted such awards in consideration solely for work or services performed outside of Israel; and (iii) with respect to all other Company Options or Restricted Share Units, a Valid Tax Certificate shall have been provided.

(c)                                  Unless otherwise determined in the Withholding Tax Ruling, any withholding made in New Israeli Shekels with respect to payments made hereunder in dollars shall be calculated based on the US dollars to NIS exchange rate at the time the relevant payment is made (but in any event not lower than the US dollars to NIS exchange rate on the Closing Date). Any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.

(d)                                 To the extent amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If a payor so deducts or withholds amounts, the payor shall furnish in a timely manner the Person in respect of which such deduction or withholding was made with documents evidencing such deduction of withholding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as and to the extent disclosed in the Company SEC Documents filed with the SEC since December 31, 2016 and publicly available at least two calendar days prior to the date of this Agreement (other than any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) or as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1                                    Organization, Standing and Power.

(a)                                 Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(b)                                 The Company has previously delivered to Parent true and complete copies of the Company’s articles of association (the “Company’s Articles of Association”) and certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  The Company is not in violation of any provision of the Company’s

Articles of Association.  None of the Company’s Subsidiaries are in violation of any provision of their certificate of incorporation or bylaws (or comparable organizational documents).  The Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company’s shareholders, the Company Board and each committee of the Company Board held since January 1, 2015.

Section 3.2                                    Share Capital.

(a)                                 The registered (authorized) share capital of the Company consists of NIS 50,000 divided into 50,000,000 Shares, NIS 0.01 per share. At the close of business on April 26, 2018 (the “Measurement Date”), (i) 26,582,910 Shares (excluding treasury shares) were issued and outstanding, (ii) no Shares were held by the Company in its treasury (dormant shares), (iii) there were outstanding Company Options to purchase 1,924,934 Shares and (iv) there were outstanding Company Warrants to purchase 7,718,025 Shares.  All outstanding share capital, other voting securities and equity interests of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the ICL, the Company’s Articles of Association or any Contract to which the Company is a party or is otherwise bound.  No share capital or equity interests of the Company are owned by any Subsidiary of the Company.  All outstanding share capital and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights.  All outstanding share capital, other voting securities and equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”).  Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company or such Subsidiary on any matter.  Except as set forth above in this Section 3.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of Company Options or Company Warrants described in Section 3.2(b), there are no outstanding (A) share capital or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for share capital of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) share appreciation rights, “phantom” share rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any share capital of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for share capital or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.  There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any share capital or other voting securities or equity interests of the Company or any of its Subsidiaries.

(b)                                 Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Warrants, Company Options and other similar rights to purchase or receive Shares or similar rights granted under the Company Share Plans or otherwise (collectively, “Company Share Awards”), indicating as applicable, with respect to each Company Share Award then outstanding, the type of award granted, the number of Shares subject to such Company Share Award, the name of the plan under which such Company Share Award was granted (if any), the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and where applicable, whether each such Company Option is a 102 Company Option or Company Option subject to Tax pursuant to section 3(i) of the Ordinance and for 102 Company Options the date of deposit with the 102 Trustee (both with respect to the deposit of the board resolution and the deposit of the option agreement).  Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Option is no less than the fair market value of a Share as determined on the date of grant of such Company Option, as determined pursuant to Section 409A of the Code.  The Company has made available to Parent true and complete copies of all agreements relating to the Company Warrants to which the Company or any of its Subsidiaries is a party or of which the Company has actual knowledge as of the date of this Agreement. The Company has made available to Parent true and complete copies of all Company Share Plans and the forms of all share option agreements evidencing outstanding Company Options.  All Company Options can be involuntarily cancelled without the award holder’s consent upon the consummation of the Merger (including any options cancelled hereunder with respect to which no payment will be made).

(c)                                  Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list of all holders of 102 Shares, including the date of grant of the 102 Company Options out of which the 102 Shares were exercised and the date on which such 102 Company Option were deposited with the 102 Trustee (both with respect to the deposit of the board resolution and the deposit of the option agreement) and the date of deposit of the 102 Shares with the 102 Trustee.

Section 3.3                                    Subsidiaries.  Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation, its shareholders, and, if applicable, the individuals who comprise the board of directors or comparable body.  All of the outstanding share capital of, or other equity or voting interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are wholly owned by the Company, free and clear of all Liens (other than Liens under applicable securities Laws) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital or other equity or voting interests) that would prevent the operation by the Surviving Company of such Subsidiary’s business as presently conducted.  Except for the share capital of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any obligation to form or participate in, provide funds to, make any loan to, or capital contribution or other investment in, any Person.

Section 3.4                                    Authority.

(a)                                 The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and each Ancillary Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to (i) the approval and adoption of this Agreement and each Ancillary Agreement by the holders of at least a majority of the outstanding Shares voted at the Company Shareholders Meeting and (ii) either (A) the approval and adoption of this Agreement and each Ancillary Agreement at the Company Shareholders Meeting by the holders of at least a majority of the Disinterested Voting Shares that are voted at the Company Shareholders meeting (abstentions shall not be included in the total of the votes of the aforesaid shareholders), or (b) the total number of Disinterested Voting Shares that are voted against the Agreement and each Ancillary Agreement at the Company Shareholders Meeting does not exceed two percent of the aggregate voting rights in the Company (the “Company Shareholders Approval”).  For purposes of this Agreement, a “Disinterested Voting Share” is an outstanding Share that is held by a Person that does not have a Personal Interest in the Agreement or any Ancillary Agreement.  This Agreement and each Ancillary Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)                                 The Company Board, at a meeting duly called and held in compliance with the requirements of the ICL and the Company’s Articles of Association at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors when they become due, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of the Company for adoption and (iv) resolving to recommend that the Company’s shareholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, and to include such Company

Board recommendation in the Proxy Statement for the approval of this Agreement and the transactions contemplated hereby, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c)                                  The Company Shareholders Approval is the only vote of the holders of any class or series of the Company’s share capital or other securities required in connection with the consummation of the Merger.  No vote of the holders of any class or series of the Company’s share capital or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 3.5                                    No Conflict; Consents and Approvals.

(a)                                 The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Articles of Association or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii)  any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, or any other commitment, agreement, instrument intended to be legally binding, obligation, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of the Nasdaq Global Select Market (“NASDAQ”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the case of clauses (ii)  and (iii), as would not be material to the Company and its Subsidiaries, taken as a whole.

(b)                                 No consent, clearance, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity (any of the foregoing being referred to herein as an “Approval”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any equivalent foreign antitrust filings, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other applicable foreign securities laws and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Merger Proposal and Merger Notice with the Companies Registrar and all such other notices or filings required under the ICL with respect to the Merger including the issuance of the Certificate of Merger by the Companies Registrar, (iv) any filings and approvals required under the rules and regulations of NASDAQ, (v) the filing of a written notice to the Israel Innovation Authority (previously, the Office of Chief Scientist, or OCS) of the Israeli Ministry of Economy (previously, the Ministry of Industry Trade and Labor) (the “IIA” and the “IIA Notice”, respectively) regarding the change in ownership of the Company effected as a result of the Merger, required to be submitted to the IIA in connection with the Merger in accordance with the Israeli Encouragement of Industrial Research and Development Law, 1984 (the “R&D Law”) and (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, is not, and would not reasonably be expected to be material to the Company or any of its Subsidiaries.

Section 3.6                                    SEC Reports; Financial Statements.

(a)                                 The Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2016 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, individually or in the aggregate, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.  Since January 1, 2016, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c)                                  The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.  The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)                                 The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)                                  Since January 1, 2016, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(f)                                   As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents.  To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g)                                  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in

Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h)                                 The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of NASDAQ, in each case, that are applicable to the Company.

(i)                                     No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.7                                    No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, in each case, that are required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017 included in the Annual Report on Form 10-K filed by the Company with the SEC on March 30, 2017 (without giving effect to any amendment thereto filed on or after the date hereof) (the “Annual Report”), (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2017 (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation), (c) liabilities that are not material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (d) for liabilities incurred in connection with the negotiation of and entry into this Agreement and the transactions contemplated hereby, which are of the nature set forth on Section 3.7 of the Company Disclosure Letter, and (e) liabilities for performance of obligations of the Company or its Subsidiary under a Material Contract listed on Section 3.16 of the Company Disclosure Letter (other than resulting from any breach or acceleration thereof).

Section 3.8                                    Certain Information.  The Proxy Statement will not, at the time it is first mailed to the Company’s shareholders, at the time of any amendments or supplements thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.  For purposes of this Agreement, the letter to shareholders, notice of meeting, proxy statement and form of proxy to be distributed to shareholders in connection with the Merger (including any amendments or supplements) are collectively referred to as the “Proxy Statement.”

Section 3.9                                    Absence of Certain Changes or Events.  Between December 31, 2017 and the date of this Agreement: (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice (except with respect to activities undertaken in connection with the process leading to the negotiation and execution of this Agreement); (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.10                             Litigation.  Other than as set forth in Section 3.10 of the Company Disclosure Letter, and except to the extent related to any activities of Parent, (a) there is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action that meets the following two conditions: (i) does not involve an amount in controversy in excess of $100,000 and (ii) does not seek injunctive or other non-monetary relief, (b) neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity, (c) there is no Action pending or, to the knowledge of the Company threatened, seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement or any Ancillary Agreement, and (d) to the knowledge of the Company, there are no pending or threatened investigations of the Company or any of its Subsidiaries by any Governmental Entity, excluding in each case of clauses “(a)” through “(d)” for pending or threatened Actions, judgment, order, injunction, rule or decree initiated or entered into after the date of this Agreement relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (including for the avoidance of doubt, allegations of breach of fiduciary duties of the Company’s directors, or allegations of false or misleading public disclosure, in each case with respect to this Agreement or the transactions contemplated herein or the process leading thereto).

Section 3.11                             Compliance with Laws.  The Company and each of its Subsidiaries are, and since January 1, 2016 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.  None of the Company or any of its Subsidiaries has received, since January 1, 2016, a notice or other written communication from a Governmental Entity alleging or relating to a material violation of any Law applicable to their businesses, operations, properties or assets.  The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no material violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-

renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 3.12                             Benefit Plans.

(a)                                 Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all share purchase, share option, phantom share or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, pension, study fund, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”

(b)                                 Neither the Company or its Subsidiaries has any direct or contingent liability with respect to any plan subject to Section 412 of the Code or Title IV of ERISA, and neither the Company nor its Subsidiaries has any obligation to provide post-employment welfare benefits except to the extent required by Section 4980B of the Code or other similar law.

(c)                                  With respect to the Company Plans:

(i)                                     each Company Plan has complied in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements, in all material respects;

(ii)                                  each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified, to the knowledge of the Company, and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and, to the knowledge of the Company nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iii)                               there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor, to the knowledge of the Company are there facts or circumstances that exist that would reasonably give rise to any such actions;

(iv)                              with respect to each Company Plan that is not subject exclusively to United States Law (a “Non-U.S. Benefit Plan”):  (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other obligation (including contributions to all provident fund schemes such as pension plans, managers’ insurance policies and study funds) have been timely and fully made; and (ii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and

(v)                                 the execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or Contractor of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any payment or benefit due any such employee, officer, director or Contractor.

(d)                                 Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement and each Ancillary Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code.  There is no agreement, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A, 457A or 4999 of the Code.

(e)                                  Each Company Plan that is subject to Section 409A of the Code has complied in all material respects in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.

(f)                                   All Company Options granted to individuals subject to Tax under Section 409A of the Code have an exercise price equal to not less than the fair market value (determined in accordance with Section 409A of the Code) of the underlying Shares on the date of grant and no Company Option has a feature for the deferral of compensation within the meaning of Section 409A of the Code.

(g)                                  The Company Share Plans have received a favorable determination or approval letter from, or are otherwise approved by, or deemed approved by passage of time without objection by, the ITA under the tax route included in Section 102(b)(2) of the Ordinance. All 102 Shares and 102 Company Options listed in Sections 3.2(b) and 3.2(c) of the Company Disclosure Letter as subject to tax under Section 102(b)(2) and Section 102(b)(3) of the Ordinance were and are currently in full compliance with the applicable requirements of Section 102 of the Ordinance, the applicable rules promulgated thereunder and the written guidance published by the ITA, including the filing of the necessary documents with the ITA, the grant of

Company Options only following the lapse of the required thirty (30) day period from the filing of the Company Share Plan with the ITA, the receipt of the required written consents from the option holders, the appointment of an authorized trustee to hold the 102 Company Options and 102 Shares, the receipt of any and all required tax rulings from the ITA and the due deposit of such Company Options and Shares with the 102 Trustee pursuant to the terms of Section 102 of the Ordinance, and applicable regulations and rules promulgated thereunder and the written guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

Section 3.13                             Labor Matters.

(a)                                 Attached as Section 3.13(a) of the Company Disclosure Letter is a true and complete list of all the employees of the Company and any of its Subsidiaries as of the date of this Agreement, including each employee’s name, position and title, identity of employer, department, work location, actual scope of employment (e.g., full- or part-time or temporary), overtime classification (e.g., exempt or non-exempt), date of commencement of employment, prior notice entitlement, salary and any other compensation or benefit payable, maintained or contributed to or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (whether now or in the future) to each of the listed employees and including but not limited to the following entitlements: bonus (including type of bonus, calculation method and amounts received in 2017 and 2016), deferred compensation, commissions (including calculation method and amounts received in 2017 and 2016), overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g., travel pay, car, leased car arrangement and car maintenance payments) sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers’ insurance and education fund), their respective contribution rates and the salary basis for such contributions, whether such employee is subject to the Section 14 Arrangement under the Israeli Severance Pay Law, 1963 (the “Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his or her employment and on the basis of his or her entire salary), last compensation increase to date including the amount thereof, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work) (such list and information, the “Section 3.13(a) Schedule”). Other than employee salaries, and except as set forth on the Section 3.13(a) Schedule, the employees of the Company are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculations of any social contributions.  Except as set forth on the Section 3.13(a) Schedule, the Company has not made any promises or commitments to any of its employees or former employees, whether in writing or not, with respect to any future changes or additions to such employees’ compensation or benefits.  Except as set forth on the Section 3.13(a) Schedule, there are no other employees employed by the Company or any of its Subsidiaries.  Details of any person who has accepted an offer of employment made by the Company or any of its Subsidiaries but whose employment has not yet started and any employee of the Company or any of its Subsidiaries prior to the date of this Agreement or who was given or who received a notice of termination of his or her employment in the last twelve (12) months prior to the signing date of this Agreement are set forth in Section 3.13(a) of the Company Disclosure Letter.

(b)                                 Except as set forth on Section 3.13(b) of the Company Disclosure Letter, all present employees of the Company or any of its Subsidiaries have executed the Company’s standard employment agreement. Except as set forth on Section 3.13(b) of the Company Disclosure Letter, no current or former employee or Contractor of the Company or any of its Subsidiaries is or was engaged by the Company or any of its Subsidiaries without a written contract and each such employee or Contractor executed the Company’s standard form agreement concerning confidentiality, and all current employee or Contractors of the Company have executed the Company’s standard form agreement concerning assignment of inventions.  The Company has delivered to Parent: (i) accurate and complete copies of all such standard agreements and (ii) accurate and complete copies of all employee manuals and handbooks, all Company’s or any of its Subsidiaries’ policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the Company’s or any of its Subsidiaries’ employees and Contractors.

(c)                                  The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, overtime, working on rest periods, pay slips, notices to employees, collective bargaining, unemployment compensation, workers compensation, fringe benefits, equal employment opportunity, discrimination, immigration control, employee classification, termination, engagement of service providers, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans.  As of their formation, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees or Contractors.

(d)                                 Neither the Company nor any of its Subsidiaries is or has ever been a party to any collective bargaining agreement, or other Contract or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing. No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement.  Neither the Company nor any of its Subsidiaries is or has ever been a member of any employers’ association or organization. Neither the Company nor any of its Subsidiaries has paid, is required to pay or has been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. There are no, and have never been, any labor organizations representing any of the Company’s or any of its Subsidiaries’ employees. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries.  There are no, and have never been, (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority (whether in the United States, Israel or elsewhere) and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority (whether in the United States, Israel or elsewhere) or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(e)                                  As of the date of this Agreement, to the actual knowledge of the Company, except as set forth on Section 3.13(e) of the Company Disclosure Letter, no current key employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(f)                                   Except as set forth on Section 3.13(f) of the Company Disclosure Letter, with respect to any current or former employee, officer or Contractor of the Company or any of its Subsidiaries, there are no actions against the Company or any of its Subsidiaries pending, or to the knowledge of the Company, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer or Contractor of the Company or any of its Subsidiaries, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws or any other binding source, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(g)                                  Except as set forth on Section 3.13(g) of the Company Disclosure Letter or with respect to any Company Plan (which subject is addressed in Section 3.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party.

(h)                                 Solely with respect to employees who reside or work in Israel or are employed by the Company (“Israeli Employees”): (i) neither the Company nor any of its Subsidiaries has or is subject to, and no Israeli Employee of the Company or any of its Subsidiaries benefits from, any extension order (tzavei harchava) (other than extension orders applicable to all employers in Israel); (ii) the Company’s or its applicable Subsidiary’s obligations to provide severance pay, vacation and contributions to any Non-US Benefit Plan (including pension plans, managers’ insurance policy, study fund and loss of earning insurance) to its Israeli Employees pursuant to applicable Law and any other source have been fully funded or, if not required to be fully funded, are accrued on the Company’s financial statements; (iii) without derogating from the generality of the above, the Section 14 Arrangement applies to all Israeli Employees as of their start date of employment with the Company or any of its Subsidiaries based on their entire determining salary; and (iv) the Company and the Company’s Subsidiaries are in compliance with all applicable Law, regulations, permits and Contracts relating to employment, employment practices, wages, bonuses, commissions and other compensation matters and terms and conditions of employment related to its Israeli Employees, including The Advance Notice of Discharge and Resignation Law (5761 2001), The Notice to Employee (Terms of Employment) Law (5762 2002), The Prevention of Sexual Harassment Law (5758 1998), the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, Law for Increased Enforcement of Labor Laws, 2011 and The Employment of Employee by Manpower Contractors Law (5756 1996).  To the knowledge of the Company, the Company and the Company’s Subsidiaries have not engaged any Israeli Employees whose employment would require special approvals from any Governmental Entity.  Except for matters that have not resulted in and would not, individually or in the aggregate, result in material liabilities to the Company and its Subsidiaries, taken as a whole, (A) all amounts that the Company and the Company’s Subsidiaries are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and (B) the Company and the Company’s Subsidiaries do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due).

(i)                                     Neither the Company nor any of its Subsidiaries has any unsatisfied material obligations of any nature to any of its former employees or Contractors, and their termination was in compliance with all material applicable Laws and Contracts.

(j)                                    To the knowledge of the Company, no employee of the Company is in violation of any material term of any employment Contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business or the use of trade secrets or proprietary information of others by the Company.

Section 3.14                             Environmental Matters.

(a)                                 Except as does not constitute a Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental

Law; and (vi) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b)                                 As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.  For the avoidance of doubt, “Environmental Law” includes the following statutes and all regulations promulgated thereunder: the Israeli Licensing of Businesses Law, 1968; the Israeli Hazardous Substances Law, 1993; the Israeli Abatement of Nuisances Law, 1961; the Israeli Non-Ionizing Radiation Law, 2006; the Israeli Environmental Treatment of Electrical and Electronic Equipment and Batteries Law, 2012; the Israeli Management of Packaging Law, 2012; the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; and any state or local statute of similar effect.

(c)                                  As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 3.15                             Taxes.

(a)                                 Each of the Company and each of its Subsidiaries has (i) timely filed (taking into account all extensions of time in which to file (timely and properly obtained)) all material federal, state, local and non-U.S. Tax Returns required to be filed with any Governmental Entity by any of them under applicable Tax Law, and all such filed Tax Returns are accurate, correct and complete in all material respects and were prepared in compliance with all applicable Laws and (ii) timely paid all material Taxes required to be paid by it (other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in the most recent financial statements contained in the Company SEC Documents in accordance with GAAP). With respect to each of the Company and each of its Subsidiaries, all accounting books and financial statements as well as any other material record or register provided for by the applicable Tax Laws (excluding any documentation requirement with respect to which the statute of limitations has passed) have been and are duly prepared, kept and updated and include all relevant records and annotations in compliance in all material respects with the applicable Tax Laws.

(b)                                 The financial statements contained in the Company SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items or carryforwards) for all material Taxes payable by the Company and each of its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. The Taxes payable by the Company and its Subsidiaries since the date of the financial statements contained in the Company SEC Documents through the Closing Date with respect to all taxable periods and portions thereof through the Closing Date will not materially exceed such reserve as adjusted through the Closing Date for the passage of time and ordinary course business operations of the Company and its Subsidiaries.

(c)                                  (i) There are no Tax Proceedings pending, threatened in writing or, to the knowledge of the Company, otherwise threatened or asserted, for and/or in respect of any material Taxes or material Tax Returns of the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries is a party to any litigation or administrative proceeding relating to material Taxes; (ii) no deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings or with respect to which the failure to pay, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole; (iii) none of the Company or any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired other than pursuant to customary extensions of the due date for filing a Tax Return; (iv) none of the Company or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled and was not obtained in the ordinary course of business; (v) none of the Company or any of its Subsidiaries has received a written claim by any Governmental Entity in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction; and (vi) none of the Company or any of its Subsidiaries has entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) that would have any material effect in a post-Closing Tax period.

(d)                                 There are no Tax Liens for material Taxes upon any property or assets of the Company or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(e)                                  Neither the Company nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(f)                                   There are no Tax allocation, Tax sharing, Tax protection or similar agreements or arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date none of the Company or any of its Subsidiaries shall be bound by any such Tax allocation, Tax sharing, Tax protection or similar agreements or arrangements or have any liability thereunder, in each case, other than agreements solely between or among the

Company and/or any of its Subsidiaries and customary tax indemnification provisions of commercial or credit agreements entered into in the ordinary course of business.

(g)                                  Each of the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding and remittance of Taxes and has duly and timely collected and withheld and, in each case, paid over to the appropriate Governmental Entity, such Taxes. The Company and each of its Subsidiaries have complied in all material respects with all record keeping and reporting requirements under Tax Law in connection with amounts paid or owing to any employee, independent contractor, consultant, creditor or shareholder.

(h)                                 Other than as set forth in Section 3.15(h) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other unitary, combined consolidated, affiliated or similar group or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of any state, local, or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(i)                                     None of the Company or any of its Subsidiaries has been at any time a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.

(j)                                    Within the past three years, none of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of Law relating to Taxes).

(k)                                 None of the Company’s Subsidiaries that is organized outside of Israel (i) is or has been an Israeli resident as defined in Section 1 of the Ordinance or (ii) has or has had any assets that principally comprise, directly or indirectly, assets located in Israel, in either case as determined in accordance with the Israeli Law relating to Taxes or has or have had a branch, agency or permanent establishment in a country other than the country of its organization.

(l)                                     None of the Company or its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling issued by the ITA made with reference to the provisions of such Part E2 or otherwise.

(m)                             Section 3.15(m) of the Company Disclosure Letter lists all Government Grants, incentives or tax holidays including but not limited to Benefited Enterprise, Approved Enterprise or Preferred Enterprise status.  Section 3.15(m) of the Company Disclosure Letter details all currently outstanding financial liabilities of the Company and its Subsidiaries under each of the Government Grants.  The Company and its Subsidiaries are in compliance in all material respects with the terms, conditions and requirements of their respective Government Grants and have duly fulfilled in all respects all the undertakings relating thereto.  To the knowledge of the Company:  (i) the Investment Center does not have any intention to revoke or materially modify any of the Israeli Government Grants, and (ii) the Company and each of its Subsidiaries is in compliance in all material respects with the terms of any Government Grant.

(n)                                 Except as set forth on Section 3.15(n) of the Company Disclosure Letter, the Company qualifies as a “Benefited Enterprise” (מפעל מוטב) under the Law for Encouragement of Capital Investments, 1959 (the “Encouragement Law”).  The Company has not revoked any election relating to its status as a Benefited Enterprise, or undertaken any action disqualifying it from qualifying as Benefited Enterprise. The Company is in compliance, in all material respects, with any applicable Law and any Tax ruling and has duly fulfilled, in all material respects, all conditions, undertakings and other obligations relating to its status as a Benefited Enterprise. No event has occurred that would reasonably be expected to give rise to (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any such Benefited Enterprise status, or (ii) a requirement that the Company return or refund any benefits provided under any Government Grant. None of the Subsidiaries of the Company is entitled to nor have any of them ever claimed in writing any status of Tax benefit pursuant to the Encouragement Law.

(o)                                 The Company has no retained earnings which would be subject to corporate Tax due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the ITA in the framework of the Encouragement Law). All retained earnings distributed under Section (d) of Chapter Seven of the Encouragement Law (Amendment 69 and Temporary Order), 5772-2012 (in this Section 3.15(o), the “Temporary Order”), if any, were in full compliance with the conditions of the Temporary Order and the Tax due under the Temporary Order was correctly and accurately calculated, reported and paid.

(p)                                 Neither the Company nor any Subsidiary has ever been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(q)                                 The Company and all of its Subsidiaries are duly registered for the purposes of Israeli value added tax (if required) and have complied in all material respects with all requirements concerning value added Taxes (“VAT”) and other indirect taxes if required under applicable Israeli Tax Law. The Company and all of its Subsidiaries (i) have not made any exempt transactions (as defined in the Israel Value Added Tax Law, 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all material VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) have collected and timely remitted to the relevant Governmental Entity all material output VAT which it is required to collect and remit under any applicable Tax Law; and (iii) have not received a refund for input VAT for which they are not entitled under any applicable Law.

(r)                                    Except as set forth on Section 3.15(r) of the Company Disclosure Letter, the prices and terms for the provision of any property or services by or to the Company and any of its Subsidiaries are at arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation, if required by such Laws, has been timely prepared or obtained and, if necessary, retained.  Each of the Company and its Subsidiaries complies in all respects, with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder and any equivalent Tax Law.

(s)                                   The Company and the Company’s Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes) executed on or prior to the date hereof, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business, (iv) change in accounting method or (v) intercompany transaction or excess loss account.

(t)                                    No direct or indirect Subsidiary of the Company owns any Shares or other equity rights in the Company.

(u)                                 None of the Company or its Subsidiaries has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance and the regulations promulgated thereunder or is subject to any reporting obligations under Sections 131D and 131E of the Ordinance or any similar reporting obligations under other Israeli Tax laws.

Section 3.16                             Contracts.

(a)                                 Section 3.16 of the Company Disclosure Letter lists each Contract of the following types to which, as of the date hereof, the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i)                                     any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)                                  any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement and each Ancillary Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Company) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement and each Ancillary Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Company) to sell to or purchase from (subject to the provisions of the R&D Law and the terms of the IIA grants), or do business with, any Person, or to solicit or hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights; provided, solely in the case of Contracts limiting the Company’s or its Subsidiaries’ ability to solicit Persons for employment, solely in a manner that would reasonably be expected to be material to the Company, its Subsidiaries, Parent or its Subsidiaries (including the Surviving Company);

(iii)                               any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement (other than with respect to any wholly owned Subsidiary of the Company);

(iv)                              any Contract relating to Indebtedness;

(v)                                 any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or share capital or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $250,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi)                              each Contract that the Company reasonably expects will individually require aggregate expenditures by the Company and/or any of its Subsidiaries in the twelve (12) month period immediately following the date of this Agreement of more than $250,000, and which by its terms does not terminate or is not terminable without penalty by the Company or any of its Subsidiaries, as applicable, upon thirty (30) days’ or less prior notice;

(vii)                           each Contract involving payments of (A) at least $100,000 in any year with a distributor or (B) at least $250,000 in any year with any sales representative, broker, manufacturer’s representative, or advertising arrangement, in each case that by its express terms is not terminable by the Company or any Subsidiary of the Company at will or by giving notice of thirty (30) days or less, without liability;

(viii)                        each Contract that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of any product or component thereof requiring or otherwise involving the potential payment by or to the Company or any Subsidiary of the Company of more than (A) $250,000 in any fiscal year or (B) $500,000 in the aggregate;

(ix)                              each material “single source” supply Contract pursuant to which goods or materials are supplied to the Company or any Subsidiary of the Company from an exclusive source;

(x)                                 any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $250,000;

(xi)                              any Contract that is a license agreement, covenant not to sue agreement or co-existence agreement or similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property owned by a third party or licenses out Intellectual Property owned by the Company or its Subsidiaries or agrees not to assert or enforce Intellectual Property owned by the Company or such Subsidiary, including any inbound agreement under which Intellectual Property that covers or is incorporated in any products of the Company or any of its Subsidiaries is licensed to the Company or any of its Subsidiaries, other than license agreements for software that is generally commercially available;

(xii)                           any Contract that imposes any “standstill” obligations on the Company with respect to the acquisition of securities of another Person;

(xiii)                        any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company; or

(xiv)                       any material Contract with any Governmental Entity.

Each contract of the type described in clauses (i) through (xiv) is referred to herein as a “Material Contract.”

(b)                                 (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (in each case, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed in all material respects all obligations required to be performed by it under each Material Contract; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any written notice of any such default, event or condition.  The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

Section 3.17                             Insurance.  Except for matters that are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) all insurance policies maintained by the Company or any of its Subsidiaries are in full force and effect, (b) all premiums due and payable thereunder have been paid, (c) no written notice of cancellation has been received by the Company or any Subsidiary thereof with respect to such policies (other than in connection with ordinary renewals), and (d) there is no existing event or circumstance which, with the giving of notice or lapse of time or both, would constitute a default, by any Person insured thereunder.  There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies of the Company and its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.18                             Title to Assets.  The Company and its Subsidiaries (a) own, and have good title to, each of the tangible assets reflected as owned in the financial statements filed with the Annual Report (except for tangible assets sold or disposed of since that date in the ordinary course of business) free and clear of any Liens, other than Permitted Liens, and (b) have sufficient title to all their properties and assets necessary to conduct their respective businesses as currently conducted, except in the case of (a) and (b), where the failure to have such title, individually or the aggregate, is not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 3.19                             Real Property.

(a)                                 Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b)                                 Section 3.19(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”).  The Company has made available to Parent a complete and accurate copy of all Leases of Leased Real Property (including all material modifications, amendments, supplements, waivers and side letters thereto).  The Company and/or its Subsidiaries have and own valid leasehold interests in the Leased Real Property, free and clear of all Liens other than Permitted Liens.  The Leased Real Property constitutes all interests in real property used, occupied or held for use in connection with the business of the Company and the Company’s Subsidiaries and which are necessary for the continued operation of the business of the Company and the Company’s Subsidiaries as the business is currently conducted.  All of the Leases set forth in Section 3.19(b) of the Company Disclosure Letter are, and at the Closing, unless expired, will be, legal, valid and binding and in full force and effect (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). Neither the Company nor any of its Subsidiaries is in material breach of or material default under, or has received written notice of any material breach of or material default under, any such Lease, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would or would reasonably be expected to constitute a material breach or material default thereunder by the Company or any of its Subsidiaries or any other party thereto.  There are no Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any material portion of the Leased Real Property.

Section 3.20                             Intellectual Property.

(a)                                 For purposes of this Agreement, “Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States, Israel or any other jurisdiction:  (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers, (iii) patents and patent applications (collectively, “Patents”); (iv) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) know-how, inventions, methods, processes, customer lists and any other information of any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

(b)                                 Section 3.20(b) of the Company Disclosure Letter sets forth a true and complete list of all registered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by the Company or any of its Subsidiaries (collectively, “Company Registered IP”).  Except as, individually or in the aggregate, does not constitute a Material Adverse Effect, (i) all Company Registered IP (other than patent applications or applications to register trademarks) is subsisting and, to the knowledge of the Company, valid and enforceable and (ii) no Company Registered IP is involved in any interference, reissue, reexamination, derivation opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as, individually or in the aggregate, does not constitute a Material Adverse Effect, neither the Company nor any of its Subsidiaries have taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, and all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been timely paid.

(c)                                  Except as, individually or in the aggregate, does not constitute a Material Adverse Effect, the Company and the Company Subsidiaries own or have valid and sufficient rights to use, in the manner currently used, all Intellectual Property rights that claim or cover any products of the Company or any of its Subsidiaries, or that are incorporated in or necessary for the design, manufacture, use, distribution or sale of any of such products or that are otherwise material to the business of the Company and its Subsidiaries taken as a whole (collectively referred to herein as the “Material Intellectual Property”). The Material Intellectual Property constitutes all material Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ business as presently conducted and currently contemplated by the Company to be conducted, including for the design, manufacture, use, distribution and sale of any products of the Company or any of its Subsidiaries, including any products that are being actively developed by the Company or any of its Subsidiaries.

(d)                                 Except as, individually or in the aggregate, does not constitute a Material Adverse Effect, and subject to the terms of the IIA grants and the R&D Law, the Company or its Subsidiaries own exclusively, free and clear of any and all Liens, all Company Registered IP and all other Intellectual Property that is material to the businesses of the Company or any of its Subsidiaries that is purportedly owned by the Company or any of its Subsidiaries, including all Intellectual Property that was created or developed by employees or contractors for the Company or such Subsidiary in the course of their employment or engagement by the Company or such Subsidiary. The Company and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property rights necessary to, or used in, the conduct of the business of the Company and its Subsidiaries as currently conducted, except as does not constitute a Material Adverse Effect. All amounts payable by the Company and/or its Subsidiaries to any Person involved in the conception, creation, reduction to practice, or development of any Company Registered IP have been paid in full, and, except as set forth in Section 3.20(d) of the Company Disclosure Letter, all Israeli employees of the Company and its Subsidiaries have expressly waived any right or claim to receive additional compensation, royalties, commissions or other payments under Section 134 of the Israeli Patent Law — 1967.

(e)                                  Each of the Company and its Subsidiaries has taken commercially reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks, except as, individually or in the aggregate, does not constitute a Material Adverse Effect.

(f)                                   To the knowledge of the Company, none of the activities or operations of the Company or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated or diluted, or do infringe upon, or misappropriate, or in the case of any product under active development by the Company or any of its Subsidiaries, will (based on its existing specifications) upon commercial release, infringe upon, or misappropriate, any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received since January 1, 2016 any written notice or claim (including any invitation to take a license under any Patent) asserting or suggesting that any such infringement or misappropriation, is or may be occurring or has or may have occurred, except where any such infringement or misappropriation, individually or in the aggregate, does not constitute a Material Adverse Effect.  To the knowledge of the Company, no third party is misappropriating or infringing, in any material respect any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries.  No Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to the business of the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries, subject to the terms of the IIA grants and the R&D Law.

(g)                                  Except as set forth on Section 3.20(g) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Company’s or any Subsidiaries’ rights or obligations under any agreement under which Intellectual Property is licensed to or by the Company or any of its Subsidiaries and that is material to the business of the Company and its Subsidiaries, excluding any license of commercially available off-the-shelf software that is used solely for internal purposes.

(h)                                 The IT Assets, taken as a whole, operate and perform in a manner that permits the Company and each of its Subsidiaries to conduct its business in all material respects as currently conducted.  The Company and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the material IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets (or the information and transactions stored or contained therein or transmitted thereby).  For purposes of this Agreement, “IT Assets” means any and all computers, computer software, source code, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology systems and equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased to the Company or its Subsidiaries (excluding any public networks).

(i)                                     To the knowledge of the Company, except as set forth in Section 3.20(i) of the Company Disclosure Letter, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Intellectual Property owned or purportedly owned by the Company or its Subsidiary or, to the knowledge of the Company, exclusively licensed to the Company, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to such Intellectual Property.

(j)                                    Except for the filing of the IIA Notice regarding the change in ownership of the Company effected as a result of the Merger, required to be submitted to the IIA in connection with the Merger in accordance with the R&D Law as described in Section 3.5(b), there are no specific actions that are required to be taken with the exception of providing the signed Parent undertaking in accordance with Section 6.3(e), under the R&D Law or the IIA Grants as a result of consummating the Merger and the other transactions contemplated hereby.

(k)                                 All remaining payment obligations of the Company or any of its Subsidiaries under the R&D Law and the IIA Grants are set forth on Section 3.20(k) of the Company Disclosure Letter, and such obligations will not be accelerated, nor will the amounts of such obligations be increased, as a result of consummating the Merger and the other transactions contemplated hereby.

(l)                                     Except as set forth in Section 3.20(l)(i) and 3.20(l)(ii) of the Company Disclosure Letter, respectively, no (i) manufacturing rights or (ii) know-how, each of which is connected, directly or indirectly, with the IIA Grants, have been transferred outside of Israel (including but not limited to transfers by way of sale, grant of manufacturing rights or R&D licenses, grant to non-Israeli residents, assignment of patent ownership, licensing of such rights, escrow, pledge or grant of access).  Any such transfers, if applicable, have not, and will not, (1) give rise to criminal or financial liability, or (2) accelerate, increase or impact in any manner royalty amounts paid to the IIA or royalty rates with respect to income of the Company or any of its Subsidiaries, or any other payments to the IIA, or interest rates thereupon.  No know-how, which is connected, directly or indirectly, with the IIA Grants, has been transferred, in any manner, to another entity.

(m)                             Notwithstanding the foregoing, the representations and warranties set forth in this Section 3.20 shall not include any representation and warranty that relates to any activities of Parent.

Section 3.21                             State Takeover Statutes.  Assuming that the representations of Parent and Merger Sub set forth in Section 4.7 are accurate, no “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or similar antitakeover statute apply to this Agreement, the Merger or any other transaction contemplated by this Agreement.

Section 3.22                             No Rights Plan.  There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.23                             Related Party Transactions. Except for indemnification, compensation or employment agreements, no (a) present or former director or executive officer, or any of such person’s Affiliates or immediate family members or (b) shareholder holding five percent or more of the Company’s outstanding share capital or any Affiliate of the Company or any of its Subsidiaries, nor any “interested party” of the Company or any of its Subsidiaries (as such term is defined in the ICL) (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (an “Affiliate Transaction”) that has not been so disclosed.  Any Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company in a similar transaction with an unaffiliated third party.

Section 3.24                             Certain Payments.

(a)                                 Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees in their respective capacities as such) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or Section 291A of the Israeli Penal Code, (d) has violated or is violating any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (e) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(b)                                 The Company and each of its Subsidiaries are and have been at all times since January 1, 2016, in compliance in all material respects with Trade Control Laws.  Neither the Company nor any of the Company’s Subsidiaries has been cited or fined for past or present failure to comply with Trade Control Laws and, to the knowledge of the Company, no investigation, audit or proceeding with respect to any alleged non-compliance is pending or threatened.

(c)                                  Neither the Company nor any of the Company’s Subsidiaries is the target of any economic or trade sanctions administered or enforced under Trade Control Laws, nor is the Company or any of its Subsidiaries controlled by or owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more by individuals or entities identified on the Office of Foreign Assets Control’s Specially Designated Nationals List, by a person or entity listed on the EU’s Consolidated List of persons or entities subject to European Union sanctions or as “enemies” under the Israeli Trading with the Enemy Ordinance.

(d)                                 To the knowledge of the Company, no customer of the Company or any of its Subsidiaries is subject to embargo or sanction restrictions. No Company operations are performed in the West Bank (including East Jerusalem), the Gaza Strip or the Golan Heights.

Section 3.25                             Suppliers.  Section 3.25 of the Company Disclosure Letter sets forth a true, correct and complete list of the top ten (10) suppliers (the “Top Suppliers”) by the aggregate amounts paid by the Company and its Subsidiaries during the twelve (12) months ended December 31, 2017.  Since January 1, 2017, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (b) there has been no material change in the material terms of its business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries that it intends to terminate its business relationship with the Company or its Subsidiaries.  Except for letters of credit for outstanding purchase orders, none of the Company or any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any Top Supplier in the ordinary course of its business.

Section 3.26                             Regulatory Matters.

(a)                                 As to each product subject to the jurisdiction of the FDA under the FDCA, as amended, and the regulations thereunder, that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company or any of its Subsidiaries (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance with all applicable requirements under the Drug or Health Laws.  All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entities relating to the Pharmaceutical Products, including new drug applications, when submitted to the FDA or other Governmental Entities were true, complete and correct in all material respects as of the date of submission.

(b)                                 All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company have been, and if still pending are being, conducted in compliance with research protocols, all applicable Drug or Health Laws, including, but not limited to, the FDCA, its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, and Good Clinical Practices as set forth in International Council for Harmonization Guideline (“ICH”) E6.  Except as set forth in Schedule 3.26(b) of the Company Disclosure Letter, no clinical trial conducted by or on behalf of the Company is or has been the subject of a clinical hold, terminated, or suspended, based on an actual or alleged failure to comply with applicable Drug or Health Laws, or an actual or alleged lack of safety, efficacy, or required data or information relating to the Pharmaceutical Products.

(c)                                  All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company, have been and are being conducted in material compliance with current good manufacturing practice, as required by the FDCA and applicable provisions of the regulations at 21 C.F.R. Parts 210-211, the Quality System Regulation at 21 C.F.R. Part 820 and all applicable similar foreign requirements of any Governmental Entity.

(d)                                 There is no pending, completed or, to the knowledge of the Company, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice, warning letter, untitled letter, Form 483 observations, import detentions or refusals, complaints, safety alerts, serious or unexpected adverse event reports, or other communication from the FDA or any other Governmental Entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by the Company or any of its Subsidiaries, (iv) enjoins production at any facility of the Company or any of its Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of its Subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Company or any of its Subsidiaries, and which, either individually or in the aggregate, would, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole, and to the knowledge of the Company, there are no facts that would be reasonably likely to result in such a communication or Governmental Entity action.

(e)                                  Neither the Company, nor, to the knowledge of the Company, any officer, consultant acting in its capacity as a consultant to the Company or its Subsidiaries, employee or agent of the Company has committed any act, made any statement, or failed to make any statement that violates any Drug or Health Law or would reasonably provide a basis for FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy.  Neither the Company, nor, to the knowledge of the Company, any officer, director, consultant, employee, agent or contractor of the Company has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under any Drug or Health Law, including the FDCA and 42 U.S.C. § 1320a-7.

(f)                                   The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA. Except as set forth in Schedule 3.26(f) of the Company Disclosure Letter, the Company has not been informed by the FDA that the FDA will prohibit the testing, marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company. Statements in the Company SEC Documents, including materials incorporated by reference, concerning the Company’s applications, filings, submissions and proceedings with the FDA under the FDCA fairly summarize in all material respects such matters.

Section 3.27                             IIA; Government Grants.  Except as set forth in Section 3.27 of the Company Disclosure Letter, there are no pending or outstanding grants, incentives, exemptions or subsidies from the Government of the State of Israel or any agency thereof, or from any non-Israeli governmental entity, granted to the Company or any of its Subsidiaries or assigned to or assumed by the Company or any of its Subsidiaries (collectively, “Grants”), including, without limitation, (i) the Investment Center, (ii) IIA, (iii) the BIRD Foundation and any other similar governmental or government-related entity, and (iv) any Tax authority. Except as set forth in Section 3.27 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has developed any Intellectual Property, to which the Company has any rights, through the application of any financing made available by any Grants through the assistance or use of the facilities of a university, college, other educational institution, research center, hospitals, medical centers or other similar institutions, and no Company Registered IP or Intellectual Property licensed to the Company or any of its Subsidiaries by any third party other than commercial off-the-shelf products available to the general public for licensing and open source licenses, is subject to any assignment, grant-back, license, march-in or other right, or prohibitions or restrictions of any Governmental Entity, including as a result of any Grants.

Section 3.28                             Brokers.  No broker, investment banker, financial advisor or other Person, other than Wedbush Securities Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.  The Company has furnished to Parent a true and complete copy of any Contract between the Company and Wedbush Securities Inc. pursuant to which Wedbush Securities Inc. could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby.

Section 3.29                             Opinion of Financial Advisor.  The Company has received the opinion of Wedbush Securities Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Shares, a signed true and complete copy of which opinion has been or will promptly be provided to Parent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the Disclosure Letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1                                    Organization, Standing and Power.  Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement and each Ancillary Agreement.

Section 4.2                                    Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement, and to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement and each Ancillary Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and each Ancillary Agreement or the Merger or to consummate the Merger and the other transactions contemplated hereby.  This Agreement and each Ancillary Agreement have been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3                                    No Conflict; Consents and Approvals.

(a)                                 The execution, delivery and performance of this Agreement and each Ancillary Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any material Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law or any rule or regulation of NASDAQ applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (i), (ii) and (iii), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and each Ancillary Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and any equivalent foreign antitrust filings, (ii) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act, the Israeli Securities Laws and any other applicable state, federal, Israeli or foreign securities, takeover and “blue sky” laws, (iii) the filing of the Merger Proposal and Merger Notice with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, (iv) any filings required under the rules and regulations of NASDAQ, (v) the execution by Parent of an undertaking in customary form in favor of the IIA to comply with the applicable R&D Law, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4                                    Certain Information.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published, distributed or disseminated to the Company’s shareholders, at the time of any amendments or supplements thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 4.5                                    Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.6                                    Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby, has engaged in no business other than in connection with the transactions contemplated by this Agreement and does not, and at no time prior to the Effective Time will, have assets, liabilities or obligations of any nature other than as contemplated herein or as otherwise required to effect the transactions contemplated by this Agreement.  All of the issued and outstanding share capital of Merger Sub is owned directly or indirectly by Parent.

Section 4.7                                    Financing.  Parent has and at the Closing will have sufficient funds to (a) consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby and (b) to pay the aggregate amounts payable pursuant to the CVRs as and when such payments become due and payable (to the extent payable in accordance with the terms of the CVR Agreement).

Section 4.8                                    Parent and Merger Sub Approval. Prior to the execution of this Agreement, in compliance with the requirements of applicable Law, (a) the Board of Directors of each of Parent and Merger Sub has approved this Agreement, the Merger and the other transactions contemplated hereby and (b) the Board of Directors of Merger Sub has (i) determined that this Agreement, the

Merger and the other transactions contemplated hereby and thereby are fair to, and in the best interests of, Merger Sub and the sole shareholder of Merger Sub and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors and (ii) resolved to recommend that the sole shareholder of Merger Sub approve this Agreement and the terms of the Merger, which approval has not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

Section 4.9                                    Litigation.  There are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.  There are no Actions or orders of any Governmental Entity outstanding against or, to the knowledge of Parent, investigation by, any Governmental Entity involving Parent or Merger Sub or any of their respective assets which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.10                             Acknowledgment.

(a)                                 Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III of this Agreement, including the Company Disclosure Letter.  Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the transaction contemplated hereby and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b)                                 In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed in or the subject of a representation or warranty contained in this Agreement.  Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed in or the subject of a representation or warranty contained in this Agreement.

ARTICLE V
COVENANTS

Section 5.1                                    Conduct of Business.  Except as (i) approved by Parent in writing (such approval not to be unreasonably withheld, delayed or conditioned), (ii) set forth in Section 5.1 of the Company Disclosure Letter, (iii) required by applicable Law or a Governmental Entity, or (iv) as expressly contemplated or required by this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to (w) preserve intact its business organization, (x) preserve its assets, rights and properties in good repair and condition, (y) keep available the services of its current officers (other than services of officers the service of whom terminates by operation of Law), employees and consultants and (z) preserve its goodwill and its relationships with suppliers, licensors, licensees, distributors and others having business dealings with it.  In addition to and without limiting the generality of the foregoing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, except as (A) approved by Parent in writing (which approval, solely in the case of clauses (e), (i), (j), (k), (l), (m), (n), (o), (p), (q) (r) and (s), shall not be unreasonably withheld, conditioned or delayed), (B) set forth in Section 5.1 of the Company Disclosure Letter, (C) expressly contemplated or required by this Agreement or (D) required by applicable Law or a Governmental Authority, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)                                 (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property) in respect of, any of its share capital or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire any share capital or other equity interests of the Company or its Subsidiaries or any options, warrants or rights to acquire any share capital or other equity interests (other than the repurchase of Shares as allowed under any Company Plan) or (iii) split, combine, reclassify or otherwise amend the terms of any of its share capital or other equity interests, or any options, warrants or rights to acquire any share capital or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for share capital or other equity interests;

(b)                                 issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any of its share capital or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any share capital or other equity interests, or any share appreciation rights, “phantom” share rights, performance units, rights to receive share capital of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Company Options or Company Warrants outstanding on the Measurement Date in accordance with their terms as in effect on such date);

(c)                                  amend or otherwise change, or authorize or propose to amend or otherwise change, its articles of association or memorandum of association (or similar organizational documents);

(d)                                 directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

(e)                                  directly or indirectly sell, transfer, lease, license, sell and leaseback, abandon, mortgage, pledge or otherwise encumber or subject to any Lien (except Permitted Liens) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory in the ordinary course of business consistent with past practice;

(f)                                   adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)                                  (i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, other than as required under the R&D Law and in accordance with the terms of the IIA grants, or amend, modify or refinance any Indebtedness, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h)                                 make or agree to make any new capital expenditure or expenditures that are not budgeted for in the budget attached as Section 5.1(h) of the Company Disclosure Letter and exceed $50,000 individually or $1,400,000 in the aggregate;

(i)                                     (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries, or (iii) waive, release, grant or transfer any right of material value;

(j)                                    Other than in the ordinary course of business consistent with past practice, (i) modify, amend, terminate, cancel or extend any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(k)                                 commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $250,000 individually or $500,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(l)                                     change in any material respect its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(m)                             delay payment of receivables or otherwise manage payables, receivables, current assets, current liabilities or working capital in any manner, with respect to such delays or such management, other than in the ordinary course of business consistent with past practice;

(n)                                 (i) settle or compromise any material Tax liability or refund; (ii) make, revoke, modify or amend any material election with respect to Taxes; (iii) file or amend any Tax Return or claim for a Tax refund other than in the ordinary course of business and on a basis consistent with past practices and applicable Law, (iv) fail to pay any Taxes due and payable subject to good faith disputes over Taxes; (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business; (vi) grant any power of attorney with respect to Taxes; (vii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (other than any such agreement entered into in the ordinary course of business (such as a loan or a lease) the primary purpose of which is not related to Taxes), (viii) enter into any Tax holiday or any closing or other similar agreement; (ix) file any application for a Tax ruling (other than as specifically permitted under this Agreement); or (x) change any material method of accounting for Tax purposes;

(o)                                 change its fiscal year;

(p)                                 (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant to any current or former director, officer, employee or independent contractor any retention, severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of share options, share appreciation rights, performance units, restricted shares or other share-based or share-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract, (vi) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law, or (vii) forgive any loans to any of its employees; provided that this Section 5.1(p) shall not restrict the Company or any of its Subsidiaries from increasing the base salaries or bonus or commission opportunities of non-officer employees, in each case in the ordinary course of business and consistent with past practices;

(q)                                 other than in the ordinary course of business consistent with past practice, enter into, engage in or amend any transaction or Contract with any Related Party or any interested parties (Ba’alay Inyan);

(r)                                    (i) hire employees at the executive level or higher or (ii) other than in the ordinary course of business consistent with past practice, hire any other employees;

(s)                                   terminate any employees of the Company or its Subsidiaries or otherwise cause any employees of the Company or its Subsidiaries to resign, in each case other than (i) in the ordinary course of business consistent with past practice or (ii) for cause or poor performance;

(t)                                    fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(u)                                 renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement, in each case, that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(v)                                 enter into any new line of business outside of its existing business;

(w)                               apply for or accept (i) any new Government Grant from any Israeli Governmental Entity (including, without limitation, IIA) or (ii) any material Government Grants from any other Governmental Entity;

(x)                                 initiate or engage in any business activity or operations in the West Bank (including East Jerusalem), the Gaza Strip or the Golan Heights, to the extent that such limitation is allowed under applicable Law;

(y)                                 fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any Mark that is material to the conduct of the business of the Company and its Subsidiaries, as a whole, as currently conducted, other than such failures that can be cured before the Closing and without resulting in a materially adverse impact on the Company;

(z)                                  fail to make any material filing, pay any fee or take any other action necessary to maintain in full force and effect all material Permits; or

(aa)                          authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2                                    No Solicitation; Recommendation of the Merger.

(a)                                 The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse or knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to any Acquisition Proposal (except to disclose the existence of this Section 5.2 and this Agreement in response to an unsolicited communication) or (iii) resolve, agree or propose to do any of the foregoing.  The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, provided, that (1) the Company hereby waives any “don’t ask” or similar provision in any confidentiality agreement that could preclude a Person from seeking a waiver and (2) the Company shall be permitted to grant waivers of any such standstill agreement, but solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law (subject to Section 8.7).  Notwithstanding anything to the contrary herein, if at any time following the date of this Agreement and prior to obtaining the Company Shareholders Approval, the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide and such Acquisition Proposal did not result from a breach of this Section 5.2, then (1) the Company and its Representatives may contact the Person (or group of Persons) making such Acquisition Proposal solely to clarify the terms and conditions thereof and (2) if the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law (subject to Section 8.7), then the Company may also (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided, that (I) the Company shall provide Parent a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 5.2 and (II) that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person, and

(y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(b)                                 Neither the Company Board nor any committee thereof shall:

(i)                                     (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) recommend or otherwise declare advisable the approval by the Company shareholders of any Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii)                                  cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

(c)                                  Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholders Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law (subject to Section 8.7), taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.2, (x) make an Adverse Recommendation Change in response to a Superior Proposal or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 5.2, cause the Company to terminate this Agreement in accordance with Section 7.1(d)(ii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement pursuant to Section 7.1(d)(ii) unless:

(i)                                     the Company notifies Parent in writing at least five (5) Business Days before taking such action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant material transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company to Parent pursuant to this Section 5.2(c)(i), provided that the notice period with respect to any such amended Superior Proposal shall be reduced to three (3) Business Days); and

(ii)                                  if Parent makes a proposal during such five (5) Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law (subject to Section 8.7).

(iii)                               During the five Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.  Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless concurrently with such execution this Agreement has been terminated in accordance with its terms (including the payment of the Company Termination Fee pursuant to Section 7.3(b), if applicable).

(d)                                 Other than in connection with an Acquisition Proposal, the Company Board may make an Adverse Recommendation Change in response to a Change in Circumstance, if and only if: (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that the failure to do so would be inconsistent with the fiduciary duties to the shareholders of the Company under applicable Law (subject to Section 8.7); (ii) the Company shall have notified Parent at least five business days prior to making any such Adverse Recommendation Change (a “Determination Notice”); and (iii) (A) the Company shall have specified the Change in Circumstance in reasonable detail, (B) the Company shall have given Parent the five business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstance would no longer necessitate an Adverse Recommendation Change, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (C) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and its financial advisor, the Company Board shall have determined, in good faith, that the failure to make the Adverse Recommendation Change in response to such Change in Circumstance would be inconsistent with the fiduciary duties to the shareholders of the Company under applicable Law (subject to Section 8.7).  For the avoidance of doubt, the provisions of this Section 5.2(d) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance following the delivery of a Determination Notice with respect thereto and shall require the delivery of a new Determination Notice by the Company to Parent hereunder and compliance by the Company with the requirements of the first sentence this Section 5.2(d), except in such case that the references to five business days shall be deemed to be three (3) business days.

(e)                                  In addition to the obligations of the Company set forth in Section 5.2(a) and Section 5.2(b), the Company promptly (and in any event within forty-eight (48) hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is related to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person.  The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within forty-eight (48) hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting any of the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 5.2 and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(f)                                   The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2.

(g)                                  Nothing in this Agreement shall prohibit the Company Board from: (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act (or any communication under Israeli law with substantially similar content) or a position contemplated by Section 329 of the ICL, or complying with the provisions of Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to the shareholders of the Company that is required by applicable Law or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that any such disclosure pursuant to the foregoing clauses “(i)” and “(ii)” (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d—9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board expressly reaffirms its recommendation to the Company’s shareholders in favor of the approval of this Agreement and the Merger in such disclosure.

(h)                                 For purposes of this Agreement:

(i)                                     “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, share acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate fifteen percent (15%) or more of the net revenues or net income (for the twelve- (12-) month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent fifteen percent (15%) or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) fifteen percent (15%) or more of any class of share capital, other equity securities or voting power of the Company or any of its

Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement; and

(ii)                                  “Change in Circumstance” means any material event or development or material change in circumstances with respect to the Company that was not known or reasonably foreseeable to the Company Board as of or prior to the date of this Agreement and that becomes known to the Company Board prior to the date the Company Shareholders Approval is obtained, and does not relate to (A) any Acquisition Proposal or (B) any fluctuation in the market price or trading volume of Shares, in and of itself; provided that the parties hereto acknowledge that any rulings regarding applications submitted in connection with any requests for a Permit from the FDA or other Governmental Entities relating to the Pharmaceutical Products, including new drug applications, that were made or will be made prior to Closing are reasonably foreseeable to the Company Board as of the date of this Agreement and shall not constitute a Change in Circumstance for purposes of this Agreement.

(iii)                               “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, is (A) more favorable to the shareholders of the Company (in their capacity as such) from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal)  and (B) reasonably likely of being completed on the terms proposed; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%)”.

Section 5.3                                    Preparation of Proxy Statement; Shareholders’ Meeting.

(a)                                 As promptly as practicable after the date of this Agreement (and in any event within thirty (30) calendar days after the date hereof), the Company shall (i) prepare and file a Proxy Statement with the SEC in preliminary form as required by the Exchange Act and (ii) in consultation with Parent, set a preliminary record date for the Company Shareholders Meeting in accordance with the applicable provisions of the ICL and the Company’s Articles of Association and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith.  The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof.  The Company shall obtain and furnish the information required to be included in the Proxy Statement, shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s shareholders at the earliest practicable date.  If at any time prior to obtaining the Company Shareholders Approval, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, or any development should occur, that, in either case, should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the shareholders of the Company.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(b)                                 As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders, the Company shall duly call, give notice of (with the proxy card (Ktav Hatzbaa) required under the ICL and the regulations promulgated thereunder), set the record date for, convene and hold a special meeting of its shareholders in accordance with the applicable provisions of the ICL and the Company’s Articles of Association (the “Company Shareholders Meeting”) solely for the purpose of obtaining the Company Shareholders Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith. The Company shall comply with the notice requirements applicable to the Company in respect of the Company Shareholders Meeting pursuant to the ICL and the regulations promulgated thereunder and the Company’s Articles of Association. The Company may postpone or adjourn the Company Shareholders Meeting solely (i) with the consent of Parent; (ii) (A) due to the absence of a quorum or (B) if the Company has not received proxies representing a sufficient number of Shares for the Company Shareholders Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting; provided, that the Company may not postpone or adjourn the Company Shareholders Meeting more than a total of two times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section.  Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Company Shareholders Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of Shares for the Company Shareholders Approval; provided that the Company shall not be required to adjourn the Company Shareholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding fifteen (15) days.  To the extent required, the Company shall set a new record date in accordance with the applicable provisions of the ICL and Company’s Articles of Association. Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(b), the Company, through the Company Board, shall (i) recommend to its shareholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within three Business Days after a request to do so by Parent or Merger Sub provided that, unless an Acquisition Proposal shall have been publicly disclosed, Parent may only make such request once every thirty days.  Without limiting the generality of the foregoing, the Company agrees that (x) except in the event of an Adverse Recommendation Change specifically permitted by Section 5.2(b), the Company shall use its commercially reasonable efforts to solicit proxies to obtain the Company Shareholders Approval and (y) its obligations pursuant to this Section 5.2(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change. In the event that Parent, Merger Sub or any Person listed in Section 320(c) of the ICL casts any votes in respect of the Merger, Parent shall disclose to the Company its interest in the Shares so voted.

Section 5.4                                    Merger Proposal; Certificate of Merger.

(a)                                 Subject to the ICL and the regulations promulgated thereunder, and notwithstanding the provisions of Section 5.6(a)(x) and Section 5.6(a)(y), as promptly as practicable following the date hereof, the Company and Merger Sub, as applicable, shall take the following actions within the timeframes set forth herein; provided, however, that any such actions or the timeframe for taking such action shall be subject to any amendment in the applicable provisions of the ICL and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 5.4(a) accordingly): (i) cause a merger proposal (in the Hebrew language) in a form reasonably acceptable to the parties hereto (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL, (ii) deliver the Merger Proposal, signed by an authorized director of each of Merger Sub and Company (which signature shall be certified by an attorney at law), to the Companies Registrar within three days from the calling of the Company Shareholders Meeting, (iii) cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar, (iv) promptly after the Company shall have complied with the preceding sentence and with clauses (A) and (B) of Section 5.4(a)(v), but in any event no more than three days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors, if any, under Section 318 of the ICL (and regulations promulgated thereunder), (v) each of the Company and, if applicable, Merger Sub, shall: (A) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (I) two daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar, and (II) in a popular newspaper in New York within three business days after the date on which the Merger Proposal is delivered to the Companies Registrar; (B) within four business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A); and (C) send to the Company’s “employees committee” (Va’ad Ovdim) (if any) or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (A)(I) of this Section 5.4(a)(v)), no later than three business days following the day on which the Merger Proposal was submitted to the Companies Registrar, (vi) not later than three days after the date on which the Company Shareholders Approval is received, the Company shall

(in accordance with Section 317(b) of ICL and the regulations thereunder) inform the Companies Registrar of such approval in accordance with the customary practice of the Companies Registrar, (vii) within thirty days from the date on which the notice to the Company’s creditors was published in two daily Israeli newspapers published in Hebrew, the Company shall submit notice to the Companies Registrar notifying that no claim were filed against the Merger to Court, and (viii) the Company and Merger Sub shall submit notice to the Companies Registrar notifying it that all the conditions precedent to the Merger have been satisfied and request, following coordination between each other, that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date as the Company and Merger Sub shall advise the Companies Registrar, provided that such date is not earlier than thirty days from the date of the shareholder meetings in each of the Company and Merger Sub and not earlier than fifty days from the date on which the Merger Proposal was submitted to the Companies Registrar, pursuant to Section 323 of the ICL.  For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date, as a condition to the Closing taking place.  For purposes of this Section 5.4(a), “business day” shall have the meaning set forth in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the ICL.

(b)                                 The sole shareholder of Merger Sub has approved the Merger subject to the satisfaction or waiver (to the extent permitted hereunder) of all the conditions to Closing (other than those that by their nature may only be satisfied or waived at Closing).  No later than three days after the date of such approval, Merger Sub shall (in accordance with Section 317(b) of the ICL and the regulations thereunder) inform the Companies Registrar of such approval.

Section 5.5                                    Access to Information; Confidentiality; Closing Statement.

(a)                                 The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each material report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and any material communication (including “comment letters”) received by the Company in respect of such filings, (b) internal monthly consolidated financial statements of the Company and its Subsidiaries, if and to the extent prepared in the ordinary course of business consistent with past practice, and (c) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would (x) contravene applicable Law, the fiduciary duties of the Company Board or any binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Subsidiary is a party) (provided that the Company shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, fiduciary duty or agreement) or (y) give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, in which case the parties shall execute a standard joint defense agreement so as to permit Parent to have access to such information.  All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement.  Subject to compliance with applicable Law, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as reasonably requested by Parent with Parent or its Representatives to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.  No investigation pursuant to this Section 5.5 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b)                                 Not less than five (5) Business Days prior to the Closing, the Company will deliver to Parent the Company’s good faith estimate of (i) Cash, (ii) the unpaid Transaction Expenses and (iii) the Indebtedness of the Company and its Subsidiaries, in each case as of the Closing Date.

(c)                                  The Company promptly (and in any event within forty-eight (48) hours of obtaining such knowledge) shall advise Parent in writing in the event that any key employee or officer of the Company or any of its Subsidiaries notifies or expresses to the Company or any of its Subsidiaries of its intent to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby, except as set forth on Schedule 3.13(e) of the Company Disclosure Letter.

Section 5.6                                    Commercially Reasonable Efforts; Merger Proposal; Certificate of Merger.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) cause the conditions set forth in Article VI to be satisfied, (ii) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (iii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and make all necessary registrations, declarations and filings with Governmental Entities (including filing the IIA Notice), that are necessary to consummate the Merger and the transactions contemplated hereby, provided, that neither Parent nor Merger Sub shall be required to grant any additional consideration to any third party or incur any additional costs in order to obtain any such consent, waiver, authorization or approval from any Governmental Entity, except, in each case, for reasonable out-of-pocket expenses to the extent incurred in performing the actions to be taken under this Section 5.6 and for filing fees payable to Governmental Entities, and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement, provided, however, that neither the Company nor any of its Subsidiaries shall (x) make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussion with any

Governmental Entity with respect to any proposed settlement, timing of the Closing Date, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, (y) commit to the payment of any fee, penalty or other consideration or (z) make any other concession, waiver or amendment under any Contract in connection with obtaining any consent, in each case, without the prior written consent of Parent.

(b)                                 Without limiting the generality of Section 5.6(a), each of Parent and Merger Sub shall, and shall cause their respective Affiliates to, if applicable, on the one hand, and the Company, on the other hand, file with the applicable Governmental Entity the notifications required under the HSR Act (which filings shall request early termination of the waiting period under the HSR Act) or other Antitrust Laws with respect to the transactions contemplated by this Agreement, in each case as soon as reasonably practicable after the date of this Agreement, but in no event later than fifteen Business Days following the execution and delivery of this Agreement. Parent shall pay all filing fees, application fees or other fees of the applicable Governmental Entity associated with the HSR Act filing and any filings under other Antitrust Laws. Each of the parties shall furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and any other requesting Governmental Entity any additional information requested pursuant to the HSR Act or other Antitrust Laws in connection with such filings. Parent and its Affiliates shall exercise reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry in any Action brought by a Governmental Entity or any other Person that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, including exercising reasonable best efforts and responding promptly to requests for documents or information by any Governmental Entity in connection with the foregoing. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transactions contemplated by this Agreement as in violation of the HSR Act or any Antitrust Law, the Company and its Affiliates shall use their reasonable best efforts to provide full and effective support to Parent and Merger Sub to contest and resist any such Action, including to prevent the entry in any Action brought by an Governmental Entity which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. The parties will notify each other promptly of any oral communication with, and provide copies of written communications with, any Governmental Entity in connection with any filings made pursuant to this Section 5.6(b). Each of the parties shall cooperate reasonably with the other parties in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of the FTC, the Antitrust Division or any other Governmental Entity under any Antitrust Laws with respect to any such filing.  No party hereto shall independently participate in any meeting, teleconference, or other written or oral communication with any Governmental Entity in respect of any such filing, investigation or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. To the extent permitted by applicable Laws, and subject to all applicable privileges (including the attorney client privilege), each of the parties shall consult and cooperate reasonably with the other parties, and shall consider in good faith the views of each other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Each of the parties may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.6(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement and in this Section 5.6, nothing in this Agreement shall require Parent, the Surviving Company or any other subsidiary of Parent to agree or propose to (i) sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, (ii) permit or agree to the sale, holding separate, licensing or other disposition of, any assets of Parent, the Surviving Company or any other subsidiary of Parent or the Company, or (iii) take or refrain from taking, or agree to their Subsidiaries or Affiliates taking or refraining from taking, any action or suffer to exist any condition, limitation, restriction or requirement with any other actions, conditions, limitations, restrictions or requirements that could reasonably be expected to result in a material impairment of the benefits that Parent and Merger Sub reasonably expect to derive from the consummation of the transactions contemplated by this Agreement, (iv) provide any capital contribution, guarantee, indemnity or other financial support to any Person, (v) limit dividends or distributions by any Person, or (vi) limit the exercise of voting power under equity securities of any Person, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Entity or any other Person or for any other reason.

Section 5.7                                    Takeover Laws.  The Company and the Company Board shall (a) take no action to cause any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.8                                    Notification of Certain Matters.  The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate in any material respect, or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that with respect to any such change, condition or event described in the foregoing clause (d)(i) that would not result in the failure of a condition set forth in Article VI, the applicable party’s obligation to notify the other party “promptly” shall be deemed satisfied if such notification is delivered within seven days of such party becoming aware of the applicable change condition or event; provided, further, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder; and provided, further, that an unintentional failure to provide such notification shall not constitute a breach of a covenant for purposes of the closing conditions set forth in Article VI.

Section 5.9                                    Indemnification, Exculpation and Insurance.

(a)                                 Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company (each, an “Indemnified Person”) acting in such capacities as provided in the Company’s Articles of Association and any indemnification or other agreements of the Company as in effect on the date of this Agreement (to the extent that copies have been made available to Parent prior to the date of this Agreement) (collectively “Existing Indemnification Obligations”) shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable Law. Parent shall cause the Surviving Company to comply with the Existing Indemnification Obligations.

(b)                                 Prior to the Effective Time, the Company shall, and, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay for, at no expense to the individual insureds thereunder, non-cancellable “tail” insurance policies with claims periods of at least seven years from and after the Effective Time from insurance carriers with the same or better claims-paying ability ratings as the Company’s insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies in place immediately prior to the Effective Time (collectively, “D&O Insurance”) for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided, however, that the Company shall not pay, or the Surviving Company shall not be required to pay, as the case may be, for such “tail” extended reporting periods aggregate one-time premium costs in excess of three-hundred percent (300%) of the amount per annum the Company paid in its last full fiscal year, which amount the Company hereby represents is as set forth in Section 5.9(b) of the Company Disclosure Letter.

(c)                                  The provisions of this Section 5.9 shall survive consummation of the Merger, shall be binding upon the successors and assigns of Parent and the Surviving Company and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives.

Section 5.10                             Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense and settlement of any shareholder litigation against the Company and/or its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement.  The Company shall not enter into any settlement agreement in respect of any shareholder litigation against the Company and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.11                             Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Company of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 5.12                             Public Announcements.  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, (a) agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company; and (b) thereafter, the parties shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except: (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (ii) that the foregoing shall not apply to: (1) any press release or public statement made in response to questions from the press, analysts, investors or those attending industry conferences, internal announcements to employees or disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases or public statements made by Parent or the Company without violation of this Section 5.12; and (2) any press release, filing or other public statement issued or made by the Company following the receipt of any Acquisition Proposal or related inquiry with respect to such Acquisition Proposal or inquiry (including any “stop, look and listen” release) or with respect to an Adverse Recommendation Change effected in accordance with Section 5.2.

Section 5.13                             Section 16 Matters.  Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14                             Directors.  Prior to the Effective Time, the Company shall cause each member of the Company Board and each member of the board of directors or similar managing body of each Subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director of the Company Board and as a member of the board of directors or similar managing body of each Subsidiary of the Company, as applicable, effective immediately prior to the Effective Time.

Section 5.15                             CVR Agreement.  At or prior to the Effective Time, Parent will execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided, that such revisions are not, individually or in the aggregate, detrimental to any CVR holder, other than in immaterial respects).

Section 5.16                             Nonregistrable CVRs.  Prior to the Closing, Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement attached hereto as Exhibit A (provided, that such revisions do not adversely affect any rights to payment under the CVR Agreement), as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

Section 5.17                             Tax Rulings.

(a)                                 As soon as practicable after the date of this Agreement the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA, in full coordination with Parent’s advisors, an application for a ruling (which shall be confirmed by Parent’s advisors prior to its submission) confirming that: (i) Parent and anyone on its behalf shall be exempt from withholding tax in relation to payments made under this Agreement to the 102 Trustee in relation to any 102 Company Options, 3(i) Company Options and 102 Shares; (ii) the payment of any Merger Consideration upon the cancellation of 102 Company Options or purchase of 102 Shares with respect to which the requisite period has not passed, will not constitute a violation of the requirements of Section 102 of the Ordinance as long as such consideration is deposited with the 102 Trustee; (iii) that the CVR Consideration will be subject to tax only upon payment to the holders of 102 Company Options and 102 Shares (which ruling may be subject to customary conditions regularly associated with such a ruling and which may include additional issues which are raised by the ITA in light of the factual background of the ruling request) (the “Option Tax Ruling”).  The Company shall include in the request for the Option Tax Ruling a request to exempt Parent, the Surviving Company, the Paying Agent and their respective agents from any withholding obligation with respect to the transfer of the portion of the 102 Company Options and 102 Shares in the Merger Consideration to the 102 Trustee.  Each of the Company and Parent shall cause its respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and with respect to any written or oral submission that may be necessary, proper or advisable in order to obtain the Option Tax Ruling. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable Law to obtain the Option Tax Ruling, as promptly as practicable. To avoid doubt, the final text of the Option Tax Ruling or the Interim Option Tax Ruling, if required shall be subject to the prior written confirmation of Parent or its counsel, which consent shall not unreasonably be withheld, conditioned or delayed.  If the Option Tax Ruling is not granted prior to the Closing, the Company shall seek to obtain prior to the Closing an interim Tax ruling confirming, among other things, that Parent and any Person acting on its behalf (including the Paying Agent) shall be exempt from Israeli withholding tax in relation to any payments made with respect to any Company Options or Shares to the Paying Agent and/or the 102 Trustee in connection with the Merger (the “Interim Option Tax Ruling”).  To the extent that prior to the Closing an Interim Option Tax Ruling shall have been obtained, then all references herein to the Option Tax Ruling shall be deemed to refer to such Interim Option Tax Ruling, until such time that a final definitive Option Tax Ruling is obtained.

(b)                                 As soon as practicable following the date of this Agreement, Parent shall instruct its Israeli counsel, advisors and accountants to, in coordination with the Company and its Israeli counsel, advisors and accountants, prepare and file with the ITA an application for a ruling that (i) with respect to holders of Shares and Company Warrants that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (A) exempting Parent, the Paying Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (B) clearly instructing Parent, the Paying Agent, the Surviving Company and their respective agents on how such withholding at the source is to be executed, and in particular, with respect to the classes or categories of holders of the Shares and Company Warrants from which Israeli Tax is to be withheld (if any), the rate or rates of Tax withholding to be applied and how to identify any such non-Israeli residents; and (ii) with respect to holders of Shares and Company Warrants that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA) (other than the 102 Shares) (x) exempting Parent, the Paying Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (y) clearly instructing Parent, the Paying Agent, the Surviving Company and their respective agents on how such withholding at the source is to be executed, and in particular, with respect to the classes or categories of holders of the Shares and Company Warrants from which Tax is to be withheld (if any), the rate or rates of withholding to be applied (the “Withholding Tax Ruling”).

(c)                                  Without limiting the generality of Section 5.6, each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to cooperate with each other, with respect to the preparation and filing of such application.  The final text of the Interim Option Tax Ruling, the Option Tax Ruling and the Withholding Tax Ruling shall be subject to the prior written confirmation of Parent or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed.  The Company and its Representatives shall not make any application to, or conduct any negotiation with, the ITA with respect to matters relating to the Interim Option Tax Ruling (if required), the Option Tax Ruling and the Withholding Tax Ruling without prior coordination with Parent or its Representatives, and will enable Parent’s Representatives to participate in all discussions and meetings with the ITA relating thereto.  To the extent that Parent’s Representatives elect not to participate in any such meeting or discussion, the Company’s Representatives shall provide Parent’s Representatives a report of the discussions and/or meetings held with the ITA.  Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Interim Option Tax Ruling, the Option Tax Ruling (if required) and the Withholding Tax Ruling, as promptly as practicable.

Section 5.18                             Employee Matters.

(a)                                 Each employee who is an employee of the Company or a Subsidiary immediately prior to the Effective Time shall be referred to as a “Continuing Employee”.  During the period beginning as of the Effective Time and ending no earlier than the first (1st) anniversary of the Effective Time (the “Benefit Period”), Parent shall provide each Continuing Employee with (i) at least the same level of base wages or base salary, as applicable, and cash bonus opportunity, in each case as provided to the Continuing Employee immediately prior to the Effective Time and (ii) employee benefits that are substantially similar in the aggregate to the employee benefits that are provided to similarly situated employees of Parent who are located in the same country.

(b)                                 Parent shall, and shall cause its Affiliates to, grant all Continuing Employees credit for any service to the Company and its Affiliates earned prior to the Closing for purposes of eligibility, vesting and determination of the level of benefits, vacation and paid time off accrual and severance benefit determinations, under any benefit or compensation plan, program, agreement or arrangement in which a Continuing Employee participates that may be established or maintained by Parent or its Affiliates on or after the Effective Time (the “New Plans”); provided, however, that such service credit shall not be recognized to the extent that it would result in a duplication of benefits for the same period of time.  In addition, Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause (i) to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived with respect to or satisfied by a Continuing Employee (or covered dependent thereof) under any Company benefit plan as of the Effective Time and (ii) any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time under any applicable New Plan in the same plan year in which the Closing occurs.

(c)                                  Nothing contained herein, express or implied, (x) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (y) shall alter or limit Parent’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or shall constitute an amendment of any such benefit plan, program, agreement or arrangement, or (z) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each party to effect the Merger is subject to the satisfaction or waiver (except with respect to the condition set forth in Section 6.1(a), which cannot be waived) by mutual written agreement of Parent and the Company, at or prior to the Effective Time, of each of the following conditions:

(a)                                 Company Shareholders Approval.  The Company Shareholders Approval shall have been obtained.

(b)                                 Israeli Statutory Waiting Periods.  At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after the approval of the Merger by the shareholders of each of the Company and Merger Sub.

(c)                                  HSR Act.  The waiting period (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or otherwise been terminated.

(d)                                 No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction that remains in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

Section 6.2                                    Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in Section 3.2, Section 3.4, Section 3.5(a)(i) and Section 3.28 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date, and, in the case of Section 3.2, except (other than a result of a willful breach by the Company) where the failure to be so accurate in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate that is more than $250,000); and (ii) each of the other representations and warranties of the Company set forth in this Agreement (disregarding any materiality, “Material Adverse Effect” or similar qualifiers therein) shall be true and correct in each case as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (ii) for any failures to be so true and correct as have not had, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have complied with or performed in all material respects the obligations that are to be performed by it under this Agreement.

(c)                                  Officers’ Certificate.  Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b), Section 6.2(e) and Section 6.2(h).

(d)                                 Absence of Material Adverse Effect.  Since the date of this Agreement there shall not have occurred a Material Adverse Effect that remains in effect.

(e)                                  Tax Certificate.  The Company shall have delivered to Parent a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that the Shares do not constitute “United States real property interests” under Section 897(c) of the Code for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), and a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), each in substantially the form of Exhibit B hereto.

(f)                                   Withholding Tax Ruling.  The Withholding Tax Ruling shall have been obtained and remain in full force and effect.

(g)                                  CVR Agreement.  The CVR Agreement shall have been executed by the Rights Agent.

(h)                                 Minimum Net Cash. The Net Cash shall be greater than or equal to the amount set forth on Schedule 6.2(h) hereto.

Section 6.3                                    Conditions to the Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct (as so qualified) and each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)                                  Officers’ Certificate.  The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

(d)                                 CVR Agreement.  The CVR Agreement shall have been executed by Parent and the Rights Agent and be in full force and effect.

(e)                                  IIA.                          Parent shall have executed and delivered to the IIA an undertaking in customary form in favor of the IIA to comply with the applicable rules of the R&D Law.

Section 6.4                                    Frustration of Closing Conditions.  None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                    Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholders Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company:

(i)                                     if the Merger shall not have been consummated on or before August 31, 2018 (the “Initial Outside Date”); provided, that (A) the Initial Outside Date may be extended by mutual written consent of Parent and the Company up to two times, each time for a period of time not to exceed 90 days and (B) if on the Initial Outside Date, the condition set forth in Section 6.2(f) is not satisfied but all of the other conditions to Closing are satisfied (other than those conditions that by their nature are to be satisfied at the Closing), then either Parent or the Company may, at their option exercisable by delivering written notice to the other party prior to the Initial Outside Date, extend the Initial Outside Date until the date that is 90 days after the Initial Outside Date (the Initial Outside Date as may be extended in accordance with the foregoing clauses (A) or (B), the “Outside Date”), provided further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii)                                  if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action permanently restraining, permanently enjoining or otherwise permanently prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable or any Governmental Entity shall have finally and non-appealable declined to grant any of the approvals of any Governmental Entity the receipt of which is necessary to satisfy the condition set forth in Section 6.1(c); provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.6, and the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such judgment, order, injunction, rule, decree, ruling or other action was primarily due to the failure of such party to perform in any material respects any of its obligations under this Agreement;

(iii)                               if the Company Shareholders Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure to obtain the Company Shareholder Approval is attributable to a failure on the part of such party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party; or

(iv)                              if the FTC or the U.S. Department of Justice issues a request for additional information or documentary material under 15 U.S.C. Section 18a(e) in connection with the transactions contemplated by this Agreement;

(c)                                  by Parent:

(i)                                     if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or Section 5.3(b), as to which Section 7.1(c)(ii)(D) will apply), or if any representation or warranty of the Company shall have become untrue, in each case, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)                                  if (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall, within ten (10) Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer, (C) the Company shall have failed to publicly reaffirm its recommendation of the Merger within ten (10) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to the Company’s shareholders upon a written request to do so by Parent, or (D) the Company shall have willfully and materially breached any of its obligations set forth in Section 5.2 or Section 5.3(b), or (E) the Company or the Company Board (or any committee thereof) shall have formally resolved or publicly authorized to take any of the foregoing actions;

(d)                                 by the Company:

(i)                                     if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)                                  at any time prior to obtaining the Company Shareholders Approval, in order to accept a Superior Proposal in accordance with Section 5.2(b); provided, that the Company shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) not willfully breached in any material respect any of the provisions of Section 5.2(b), and (C) paid any amounts due pursuant to Section 7.3(b).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2                                    Effect of Termination.  Any proper and valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto (or in the case of termination pursuant to Section 7.1(a), upon delivery of the written consent executed by both Parent and the Company), as applicable.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (b) nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any fraud or any material and willful breach of any representation, warranty, covenant, obligation or other provision of this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity, subject to the provisions of Section 7.3(c) below.  For purposes of this Agreement, “willful breach” shall mean any intentional act or intentional failure to act by any person and for the avoidance of doubt with the actual knowledge that the taking of such act or the failure to take such act would cause a breach of this Agreement.  In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3                                    Fees and Expenses.

(a)                                 Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)                                 In the event that:

(i)                                     all of the following are met: (A) an Acquisition Proposal (whether or not conditional) is made directly to the Company’s shareholders or is otherwise publicly disclosed and in each case not withdrawn prior to termination of this Agreement, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (i.e., the Merger is not consummated by the Outside Date) or Section 7.1(b)(iii) (i.e., the Company Shareholders Approval is not obtained at the Company Shareholders Meeting) or by Parent pursuant to Section 7.1(c)(i) (i.e., breach of representations, warranties, covenants or agreements by the Company), and (C) within twelve (12) months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or recommends and submits an Acquisition Proposal to its shareholders for adoption, and in each case a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “fifteen percent (15%)” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii)                                  this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iii)                               this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) (i.e., the Company accepts a Superior Proposal);

then, in any such event, the Company shall pay to Parent a fee of $4,500,000 (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)                                  Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the accounts designated by Parent (i) concurrently with the consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent pursuant to Section 7.1(c)(ii), or (iii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 7.1(d)(ii).  In the event that Parent shall receive the Company Termination Fee, the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, the Merger or any of the other transactions contemplated herein or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(c) shall limit the rights of Parent or Merger Sub under Section 8.10 (Specific Performance) or relieve the Company from any liability or damage resulting from a material and willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(d)                                 The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4                                    Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Effective Time, whether before or after the Company Shareholders Approval has been obtained; provided, however, that after the Company Shareholders Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5                                    Extension of Time; Waiver.  At any time prior to the Effective Time, the parties (or any of them) may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Shareholders Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1                                    Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     if to Parent, Merger Sub or the Surviving Company, to:

United Therapeutics Corporation
1735 Connecticut Avenue NW
Washington, DC 20016
Attention:  General Counsel
Facsimile:  (202) 483-4005
E-mail:  legal@unither.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036
Attention:  Stephen Glover and Alisa Babitz
Facsimile:  (202) 530-9598 and (202) 887-3720
E-mail:  siglover@gibsondunn.com and ababitz@gibsondunn.com

and

Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue
Dallas, TX 75201
Attention:  Jonathan Whalen
Facsimile:  (214) 698-3196
E-mail:  jwhalen@gibsondunn.com

and

Herzog, Fox & Neeman
4 Weizmann Street
Tel Aviv 6423904, Israel
Attention:  Yair Geva
Facsimile:  +972 3 696 6464
E-mail:  gevay@hfn.co.il

(ii)                                  if to Company, to:

SteadyMed Ltd.

2603 Camino Ramon, Suite 350

San Ramon, CA 94583
Attention:  David W. Nassif, Executive Vice President & Chief Financial Officer
E-mail:  dnassif@SteadyMed.com

with a copy (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention:  Mike Tenta and Tali Sealman
Facsimile:  (650) 849-7400
E-mail:  mtenta@cooley.com and tsealman@cooley.com

and

Cooley LLP
1299 Pennsylvania Avenue, NW

Suite 700
Washington, DC 20004
Attention:  Jacqueline Grise
Facsimile:  (202) 842-7899

E-mail:  jgrise@cooley.com

and

Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv 6702101, Israel
Attention:  David Schapiro
Facsimile:  +972 3 608 7723
E-mail:  DavidS@arnon.co.il

Section 8.3                                    Certain Definitions.  For purposes of this Agreement:

(a)                                 “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)                                 “Ancillary Agreements” means the Voting Agreement, the CVR Agreement and the other agreements and instruments provided for, contemplated herein or executed and delivered in connection with this Agreement;

(c)                                  “Antitrust Laws” shall mean the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade;

(d)                                 “Business Day” means any day other than a Friday, a Saturday, a Sunday or a day on which banks in Washington, DC or Israel are authorized or required by applicable Law to be closed;

(e)                                  “Cash” means consolidated cash and cash equivalents, to the extent convertible to cash within 30 days, of the Company and its Subsidiaries determined in accordance with GAAP, provided that Cash shall (i) be calculated net of outstanding checks and (ii) not include any Restricted Cash;

(f)                                   “Confidentiality Agreement” means the Confidentiality/Standstill Agreement, dated June 3, 2016, between Parent and the Company, as amended from time to time;

(g)                                  “Contractors” means any individual engaged as an independent contractor, including consultants, sub-contractors, sales agents, freelancers or any other service providers;

(h)                                 “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(i)                                     “Drug or Health Laws” means any Law in any jurisdiction governing the development, testing, storage, labeling, approval, manufacture, marketing, sale, use, or reimbursement of the Pharmaceutical Products, including, as amended and without limitation:  (i) the Federal Food, Drug, and Cosmetic Act of 1938; (ii) the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act; (iii) the Animal Welfare Act of 1966; (iv) Title XVIII and Title XIX of the Social Security Act; (v) the Patient Protection and Affordable Care Act, including the Physician Payments Sunshine Act provisions; (vi) the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (vii) the civil monetary penalties statute, 42 U.S.C. § 1320a-7a; (viii) the Physician Self-Referral Law, 42 U.S.C. § 1395nn; (ix) the False Claims Act, 31 U.S.C. § 3729 et seq.; (x) all rules and regulations issued under any of the foregoing; and (xi) any comparable federal, state, or foreign Laws for any of the foregoing;

(j)                                    “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto;

(k)                                 “FDCA” means the U.S. federal Food, Drug, and Cosmetic Act of 1938, as amended, and all rules and regulations issued thereunder;

(l)                                     “Government Grant” shall mean any grant, incentive, qualification, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege, from the government of the State of Israel or any other Governmental Entity, or judicial or arbitral body thereof, any outstanding application to receive the same filed by the Company or any of its Subsidiaries, including any material Tax or other incentive granted to, provided or made available to, or enjoyed by the Company or any of its Subsidiaries, under the Laws of the State of Israel, and further including, without limitation, by or on behalf of or under the authority of the Investment Center, the BIRD Foundation or any other bi/multi-national grant programs for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity;

(m)                             “Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, in each case whether federal, state, county, provincial and whether local or foreign;

(n)                                 “IIA Grants” means funding received under the incubator program of the IIA in the amount of $278,357 (file # 35082; execution period: 6/1/2005 — 5/31/2007), and under the IIA’s R&D program for cooperation with German companies in the amounts of $324,717 (file number 41239; execution period: 1/1/2009 — 12/31/2009) and $8,136 (file number 41239; execution period: 1/1/2009 — 12/31/2009).

(o)                                 “Indebtedness” means, with respect to any Person (other than obligations between the Company and its Subsidiaries), (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under installment sale contracts, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, excluding normal trade indebtedness made in the ordinary course of business and consistent with past practices, (v) all obligations under interest rate protection agreements or forward contract, foreign currency hedge or other hedging or similar arrangement, (vi) all obligations under letters of credit (to the extent drawn),  (vii) all severance obligations with respect to terminations initiated prior to the Effective Time and (viii) all interest, premium, fees, expenses, penalties (including prepayment and early termination penalties) and other amounts owing in respect of the line items in the foregoing clauses (i) to (vii);

(p)                                 “Investment Center” means the Israeli Investment Center of the Israeli Ministry of Economy and Industry (previously, the Ministry of Industry Trade and Labor);

(q)                                 “Israeli Securities Law” means the Israeli Securities Law, 5728 1968 and the rules and regulations promulgated thereunder;

(r)                                    “knowledge of Parent” means (i) the actual knowledge of the individuals listed on Section 8.3(r) of the Parent Disclosure Letter or (ii) any fact or matter which any such person would have reasonably been expected to discover or otherwise become aware of in the course of conducting a reasonable inquiry consistent with such officer’s title and responsibilities, concerning the existence of the relevant matter;

(s)                                   “knowledge of the Company” means (i) the actual knowledge of the individuals listed on Section 8.3(s) of the Company Disclosure Letter or (ii) any fact or matter which any such person would have reasonably been expected to discover or otherwise become aware of in the course of conducting a reasonable inquiry consistent with such officer’s title and responsibilities, concerning the existence of the relevant matter. With respect to matters involving Intellectual Property, knowledge does not require that any of such party’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers;

(t)                                    “Material Adverse Effect” shall mean any development, change, effect, event, circumstance, occurrence or state of facts (“Effect”) that, when taken individually or together with all other adverse changes or effects, (i) is or would reasonably be expected to be materially adverse to the financial condition, properties, assets (including intangible assets) and liabilities, business, capitalization, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impairs or would reasonably be expected to materially impair the ability of the Company to consummate the Merger or perform its obligations under this Agreement, or prevents or materially delays the Merger; provided, however, that in the case of clause (i) only, none of the following, either alone or in combination, shall be deemed to constitute a Material Adverse Effect and no Effect arising from or resulting from any of the following shall be taken into account when determining whether a Material Adverse Effect has occurred or may occur: (A) changes or conditions generally affecting the drug and medical device industry in which the Company and its Subsidiaries participate, (B) changes in general economic markets or the securities markets, capital markets or other financial markets in the United Sates, Israel or any other region in which the Company and its Subsidiaries operate; (C) changes in Law or in GAAP or applicable accounting regulations or principles or interpretations thereof, in each case, first implemented or becoming effective after the date of this Agreement; (D) the announcement or pendency of this Agreement and the transactions contemplated hereby, including loss of employees of the Company or its Subsidiaries resulting therefrom, (E) any natural disasters or changes in global or national economic or political conditions or acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether underway on the date hereof or hereafter commenced), and terrorism, (F) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions or expectations for any period ending on or after the date hereof (provided, that, unless otherwise prohibited by clauses (A) through (I) of this proviso, the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred), (G) any shareholder class action or derivative litigation commenced against the Company following the date of this Agreement arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of this Agreement or from allegations of false or misleading public disclosure by the Company with respect to this Agreement; (H) actions or omissions taken by the Company and its Subsidiaries pursuant to the Company’s obligations under this Agreement or taken at the direction of Parent or Merger Sub, (I) changes in the stock price or trading volume of the Shares (it being understood, however, unless otherwise prohibited by clauses (A) through (H) of this proviso, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether there has been a Material Adverse Effect); except, with respect to clauses (A), (B), (C), or (E), to the extent the impact of such Effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies that participate in the same industry;

(u)                                 “Milestone Payment Date” has the meaning set forth in the CVR Agreement;

(v)                                 “Net Cash” means (i) Cash minus (ii) unpaid Transaction Expenses as of the Closing minus (iii) the aggregate consolidated Indebtedness of the Company and its Subsidiaries as of the Closing;

(w)                               “Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder;

(x)                                 “Permitted Liens” shall mean any of the following:  (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Annual Report; and (v) Liens described in Section 8.3 of the Company Disclosure Letter.

(y)                                 “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(z)                                  “Personal Interest” means a personal interest of a Person in an act or transaction of a company, including: (i) a personal interest of that Person’s relative (which includes for these purposes a person’s spouse, brother or sister, parent, parent’s parent, sibling and any sibling, brother, sister or parent of such person’s spouse, or the spouse of any of the foregoing); or (ii) a personal interest of another entity in which that Person or his or her or its relative holds 5% or more of such entity’s issued shares or voting rights, has the right to appoint a director or the chief executive officer of such entity, or serves as director or chief executive officer of such entity, including the personal interest of a Person voting pursuant to a proxy whether or not the proxy grantor has a personal interest. A personal interest resulting merely from holding the Company’s shares will not be deemed a personal interest.

(aa)                          “Restricted Cash” means Cash not freely usable by Parent because it is subject to restrictions, limitations or Taxes on use or distribution by Law, contract or otherwise, including without limitation, restrictions on dividends and repatriation or any other form of restriction;

(bb)                          “Subsidiary” means, with respect to any Person, any other Person of which shares or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(cc)                            “Tax Proceeding” shall mean any dispute, audit, examination, investigation, claim or other administrative, judicial or other proceeding by or with any tax authority or otherwise in respect of Taxes, and with respect to which the a written notification was sent by the relevant tax authority;

(dd)                          “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof;

(ee)                            “Taxes” means (i) all federal, state, local, non-U.S. and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law;

(ff)                              “Trade Control Laws” means all statutory and regulatory requirements of the State of Israel, the United States, the European Union, the European Union member states and other jurisdictions in which the Company or its Subsidiaries operate related to export controls, economic sanctions, trade embargoes, import of goods and payment of customs duties and fees;

(gg)                            “Transaction Expenses” means the aggregate amount of any and all costs, fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the negotiation, preparation, documentation or execution of this Agreement or the Ancillary Agreements (including any term sheet or letter of intent related hereto), or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all costs, fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts, representatives and consultants retained in connection with the transactions contemplated hereby, whether or not such costs, fees and expenses have been assessed or billed prior to the Closing Date; (ii) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; (iii) the amount of any change of control, severance, retention, or transaction bonus to be paid to any current or former director, manager, officer, employee, agent, consultant, contractor, advisor or other representative of the Company or any of its Subsidiaries (including, for the avoidance of doubt, any severance obligations triggered by the terminations described in Section 3.13(e) of the Company Disclosure Letter) which is contingent upon, or is triggered or accelerated by reason of or as a result of, the execution of this Agreement or the consummation of the transactions contemplated hereby (but other than any retention bonuses or other amounts pursuant to agreements or arrangements entered into by or on behalf of Parent or acceleration of vesting of Company Options or Restricted Share Units outstanding as of the date of this Agreement in accordance with the terms of this agreement); and (iv) any Taxes (including any VAT) payable or borne by the Company with respect to any of the foregoing; provided that “Transaction Expenses” shall exclude any amounts in connection with the investigation, conduct, handling, defense and/or settlement of any Action commenced or threatened after the date hereof by a shareholder of the Company in connection with this Agreement solely to the extent the defense and settlement of such Action is in compliance with Section 5.10 and provided further that to avoid double counting, Transaction Expenses excludes any amounts included as Indebtedness; and

(hh)                          “Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in form and substance reasonably satisfactory to Parent, that is applicable to payments to be made to any Person, in cash or in kind, pursuant to this Agreement stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment or providing other instructions regarding such withholding. For the avoidance of doubt, the Withholding Tax Ruling, the Option Tax Ruling and the Interim Option Tax Ruling (if obtained), are regarded as Valid Tax Certificate.

Section 8.4                                    Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 8.5                                    Entire Agreement.  This Agreement (including the Exhibits hereto), the Ancillary Agreements, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6                                    No Third Party Beneficiaries.

(a)                                 Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except: (i) as provided in Section 5.9 and (ii) for the right of the Company on behalf of its shareholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Company’s shareholders) in the event of a breach of this Agreement by Parent or Merger Sub.

(b)                                 The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7                                    Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, provided, however, that (a) issues relating to the Merger, general corporation law and any other provisions set forth herein that are required to be governed by the ICL, which shall be governed by, and construed in accordance with, the internal laws of the State of Israel, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Israel; and (b) it is understood and agreed that, in the absence of legal authority to the contrary issued after the date of this Agreement, the Company, the Company Board (or any committee thereof) and the Company’s outside legal counsel shall be entitled to rely on and deem applicable to the Company and the Company Board (or any committee thereof) the Law applicable to corporations incorporated in Delaware for purposes of making the determinations contemplated by Section 5.2 (and providing advice with respect thereto) relating to the fiduciary obligations of such Person for purposes of this Agreement, and that references to the “fiduciary duties” of the Company Board under applicable Law and other terms of similar import under this Agreement shall, for purposes of this Agreement, include reference to such Delaware Law. The immediately preceding sentence is intended only to govern the contractual rights of the parties to this Agreement; it being understood and agreed that nothing in this Agreement is intended to modify any fiduciary duties of the Company Board (or any committee thereof) under applicable Law or give rise to any breach or violation of this Agreement on the part of the Company by reason of the fact that the Company Board (or any committee thereof) has complied with the Law of the State of Israel, rather than the Law of the State of Delaware, governing the duties owed by a director of a company formed under the Laws of the State of Israel to such company, its shareholders or any other Person (or vice versa).

Section 8.8                                    Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9                                    Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Merger Sub may assign any and all of its rights under this Agreement by written notice to the Company to another wholly-owned direct or indirect Subsidiary of Parent to be a constituent corporation in the Merger in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties and obligations and undertakings made in this Agreement with respect to or by Merger Sub as of the date of this Agreement shall be deemed representations and warranties and obligations and undertakings made with respect to or by such other Subsidiary as of the date of such designation; provided, further, that no such assignment shall relieve the assignor of its obligations hereunder, which obligations shall continue to be binding upon such assignor. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10                             Specific Performance.  The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11                             Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement, except as otherwise noted.

Section 8.12                             Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein so long as the economic or legal substance of the Merger and the other transactions contemplated hereby are not affected in any manner materially adverse to any party and such reformation is sufficient to carry out the overall intentions of the parties as evidenced hereby.

Section 8.13                             Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14                             Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15                             Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16                             No Presumption Against Drafting Party.  Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

By:	/s/ Martine A. Rothblatt
Name: Martine A. Rothblatt
Title: Chairman and Chief Executive Officer

DANIEL 24043 ACQUISITION CORP LTD.

By: United Therapeutics Corporation, its sole director

By:	/s/ Martine A. Rothblatt
Name: Martine A. Rothblatt
Title: Chairman and Chief Executive Officer

[Signatures continue on following page.]

[Signature Pages to Merger Agreement]

STEADYMED LTD.

By:	/s/ Jonathan Rigby
Name: Jonathan Rigby
Title: President and Chief Executive Officer

[Signature Pages to Merger Agreement]

EXHIBIT A

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is entered into by and between United Therapeutics Corporation, a Delaware corporation (the “Parent”) and [•], as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, SteadyMed Ltd., a company organized under the laws of the State of Israel (the “Company”), Parent and Daniel 24043 Acquisition Corp, Ltd., a company organized under the laws of the State of Israel and a wholly-owned Subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of April 29, 2018, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to the Company’s shareholders and holders of In the Money Options (as defined in the Merger Agreement) and Restricted Share Units (as defined in the Merger Agreement) the right to receive a contingent cash payment as hereinafter described; and

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“505(b)(2) Application” means an NDA described in Section 505(b)(2) of the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., as amended from time to time.

“Acting Holders” means, at the time of determination, Holders of not less than thirty-five percent (35%) of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Audit” has the meaning set forth in Section 4.7.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Commercially Reasonable Efforts” means, with respect to a task related to the Product, the level of efforts required to carry out such task in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that pharmaceutical companies of comparable size and resources as those of Parent and its Affiliates typically devote to product candidates or products owned or controlled by them of similar potential at a similar stage in their development or product life, taking into account their safety, tolerability, efficacy, approved labeling, their proprietary position and profitability (including pricing and reimbursement status), the competitiveness of alternative products in the marketplace or under development, the likelihood of regulatory approval, and other relevant technical, commercial, legal, scientific and/or medical factors.  For the avoidance of doubt, “Commercially Reasonable Efforts” does not mean that Parent guarantees that the Milestone will be met or that it will be met by a specific date, and “Commercially Reasonable Efforts” does not require Parent to disadvantage any currently available competing products (including without limitation Remodulin®, Tyvaso® or Orenitram®) or products currently under development or which may in the future enter development (including without limitation RemoPro™, RemUnity™, esuberaprost, the Implantable System for Remodulin®), the success of any of which may substantially reduce the prospects of meeting the Milestone.

“Confidential Information” has the meaning set forth in Section 4.8.

“CVRs” means the rights of Holders (granted to initial Holders pursuant to the Merger Agreement) to receive a contingent cash payment pursuant to this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Withholding Drop Date” has the meaning set forth in Section 2.4(f).

“DTC” means The Depository Trust Company or any successor thereto.

“FDA” means the United States Food and Drug Administration, or any successor agency.

“FDA Approval” means approval by the FDA of an NDA (including a 505(b)(2) Application) for the Product for treatment of pulmonary arterial hypertension.

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“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, university, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, in each case whether federal, state, county, provincial and whether local or foreign.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Initial Treatment Visit” means a visit by a member of the clinical staff of a specialty pharmacy (e.g., Accredo, CVS Caremark Specialty Pharmacy) to a patient to whom the Product has been prescribed, during which the initial treatment of such patient with the Product is administered, but excluding patients receiving the Product as part of: (a) a clinical trial; (b) an expanded access program where the patient receives the Product free of charge; (c) a patient assistance program where the patient receives the Product free of charge; or (d) any other program where the patient receives the Product free of charge.

“ITA” has the meaning set forth in Section 2.3(d).

“Milestone” means such time, following receipt of the first FDA Approval, as a total of 3,000 Initial Treatment Visits have occurred in the United States.

“Milestone Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Milestone Failure Notice” has the meaning set forth in Section 2.4(b).

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means $2.63 per CVR, subject to adjustment as set forth in Section 2.4(i).

“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“NDA” means a New Drug Application (as more fully defined in 21 C.F.R. 314.5, et seq., or its successor regulation).

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means: (a) with respect to all CVRs, a transfer of CVRs upon death of a Holder by will or intestacy and (b) with respect to all CVRs other than CVRs issued in consideration for 102 Shares (as defined in the Merger Agreement) or 102 Company Options (as defined in the Merger Agreement), a transfer of CVRs (i) pursuant to a court order; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) by operation of law (including by consolidation

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or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (v) as provided in Section 2.6.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Post 5th Anniversary Payment” shall have the meaning provided in the Merger Agreement.

“Product” means the Trevyent® product combining the PatchPump® delivery device with treprostinil for treatment of pulmonary arterial hypertension.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Section 2.2(a)(i) Option Holder” shall have the meaning provided in the Merger Agreement.

“Selling Entity” means Parent, its Affiliates (including the Company or the Surviving Company, as applicable) and their respective direct and indirect transferees, licensees, grantees and acquirers with respect to rights to develop or commercialize the Product in the United States (but not a distributor, specialty pharmacy or wholesaler of the Product acting solely in the capacity of a distributor, specialty pharmacy or wholesaler that: (a) either (i) has no royalty or other payment obligations (aside from service fees) to Parent or any of its Affiliates (including the Company or the Surviving Company) and their respective direct and indirect transferees, licensees, grantees and acquirers with respect to rights to develop or commercialize the Product in the United States that are calculated based on amounts invoiced or received by such distributor, specialty pharmacy or wholesaler for sales of Product in the United States; or (ii) does not take title to Product, does not invoice Product sales to customers and is responsible only for inventory management and distribution with respect to Product on behalf of Parent, its Affiliates (including the Company or the Surviving Company) and their respective direct and indirect transferees, licensees, grantees and acquirers; and (b) is not otherwise a direct or indirect transferee, licensee, grantee or acquirer with respect to development or commercialization rights as to the Product).

“Tax” shall have the meaning provided in the Merger Agreement.

“Termination Date” means the earlier to occur of (a) the date on which the Milestone Payment Amounts have been paid in full to all Holders in accordance with the terms of this Agreement or (b) the fifth anniversary of the Effective Time (as defined in the Merger Agreement), provided, that if an Audit is ongoing as of such date, such date shall be extended until the first to occur of (i) the Independent Accountant’s finding that the statements in the Update Report are accurate or (ii) the date described in clause (a).

“Update Report” shall have the meaning set forth in Section 4.6.

“Valid Tax Certificate” shall have the meaning provided in the Merger Agreement.

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Section 1.2 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time.  All references to dollars or “$” refer to United States dollars. References to days mean calendar days unless otherwise specified.   Unless otherwise defined herein, the terms herein shall have the meaning ascribed to them in the Merger Agreement.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the rights of Holders (granted to the initial Holders pursuant to the Merger Agreement) to receive a contingent cash payment pursuant to this Agreement. As provided in the Merger Agreement, each Holder shall be entitled to one CVR for (i) each Share (as defined in the Merger Agreement) (other than any Excluded Share (as defined in the Merger Agreement)) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) that is converted into the right to receive the Merger Consideration pursuant to the Merger Agreement, (ii) each Share underlying an In the Money Option that is outstanding and unexercised immediately prior to the Effective Time that is converted into the right to receive a cash payment pursuant to Section 2.2(a)(i) of the Merger Agreement; and (iii) each Share underlying a Restricted Share Unit that is outstanding immediately prior to the Effective Time that is converted into the right to receive a cash payment pursuant to Section 2.2(a)(iv) of the Merger Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.  Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers thereof.

(c) The CVRs issued in consideration for 102 Company Options or 102 Shares shall be registered in the name of the 102 Trustee (as defined in the Merger Agreement) in the CVR Register for the benefit of the applicable beneficial Holder.

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(d) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid. Notwithstanding anything herein to the contrary, and subject to any other provision in the Withholding Tax Ruling, the Option Tax Ruling, the Interim Option Tax Ruling, any Valid Tax Certificate (as such terms are defined in the Merger Agreement) or any other written instructions provided by the Israel Tax Authority (the “ITA”), no transfer of a CVR under this Agreement shall be permitted and/or effected, unless Parent and the Rights Agent are satisfied that any and all Israeli Tax withholding obligations under Israeli Tax laws, if any, have been met. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement. For the avoidance of doubt, the provisions of Section 2.4(f) below shall be applicable to the Milestone Payment Amount payable to any Permitted Transferee.

(e) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Notices.

(a) If the Milestone is achieved on or prior to the fifth anniversary of the Effective Time, then on a date that is within 20 Business Days after such achievement (the “Milestone Payment Date”), Parent shall deliver to the Rights Agent (i) written notice indicating that the Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the Milestone Payment (the “Milestone Achievement Certificate”), (ii) any letter of instruction reasonably required by the Rights Agent and (iii) the amount of the payment required by Section 4.2.

(b) If the Milestone is not achieved on or prior to the fifth anniversary of the Effective Time, then on or before the date that is 20 Business Days after such date, Parent shall deliver to the Rights Agent written notice indicating that the Milestone was not achieved (the “Milestone Failure Notice”) and an Officer’s Certificate certifying the same.

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(c) The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of the Milestone Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the Milestone Notice and, subject to Section 2.4(f), pay the applicable Milestone Payment Amount (subject to any Tax required to be withheld under  any Valid Tax Certificate (including, but not limited to, the Withholding Tax Ruling, the Interim Option Tax Ruling and the Option Tax Ruling, if obtained), or under applicable Tax law pursuant to Section 2.4(e) or Section 2.4(f)) to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Notice or, in the case of Holders that are due CVR payments in excess of $100,000 and who have provided the Rights Agent with wire transfer instructions, by wire transfer of immediately available funds to such account.   Notwithstanding the foregoing, (i) Milestone Payment Amounts payable pursuant to CVRs issued in consideration for In the Money Options and Restricted Share Units shall be paid in accordance with Section 2.2(a)(i) and Section 2.2(a)(iv) of the Merger Agreement, respectively and (ii) Milestone Payment Amounts payable pursuant to CVRs issued in consideration for 102 Shares shall be payable by wire transfer to the 102 Trustee.  The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of the Milestone Failure Notice, send each Holder at its registered address a copy of such Milestone Failure Notice.

(d) Except to the extent any portion of a Milestone Payment is required to be treated as imputed interest pursuant to applicable tax law, and subject to any other provision in the Withholding Tax Ruling or any other written instructions provided by the ITA, the parties hereto intend to treat Milestone Payments for all Tax purposes as additional consideration for the Shares, In the Money Company Options and Restricted Share Units pursuant to the Merger Agreement. Parent and the Company shall report imputed interest on the CVRs as required by applicable law.

(e) Subject to Section 2.4(f) below, Parent or its Affiliate shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld therefrom under the Withholding Tax Ruling, a Valid Tax Certificate, the Interim Option Tax Ruling and the Option Tax Ruling, if obtained, or under any other provision of applicable Tax law (including, for the avoidance of doubt, the Ordinance and the Code) as reasonably determined by Parent.  Any such withholding may be made, or caused to be made, by Parent by making payments with respect to Holders who received CVRs in consideration for In the Money Options and Restricted Share Units through the Company’s or its Affiliate’s payroll system or any successor payroll system; provided, that with respect to 102 Company Options and 102 Shares, payments shall be made solely to the 102 Trustee. Israeli Tax withholding with respect to Milestone Payment Amounts with respect to Holders who received CVRs in consideration for 102 Shares, In the Money Company Options (including for avoidance of doubt, 102 Company Options) or Restricted Share Units shall be withheld in accordance with Section 2.4(b) of the Merger Agreement. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, other than ordinary course payroll withholding and reporting on any Milestone Payment Amount, Parent shall instruct the Rights Agent to solicit IRS Form W-9s or W-8s, or any other appropriate forms or information, from Holders in order to provide a reasonable opportunity for the Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and such Milestone Payment may be reasonably delayed in

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order to gather such necessary Tax forms. Parent, its Affiliates and the Rights Agent may assume all such forms in its possession or provided by any Holder are valid under applicable law until subsequently notified by such Holder. Parent or its Affiliate shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are promptly remitted to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made, and as required by applicable law, Parent shall, in a timely manner, deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable documents evidencing of such withholding.

(f) Notwithstanding the provisions of Section 2.4(e) above, and subject to any other provision to the contrary in the Withholding Tax Ruling, with respect to Israeli Taxes, any Milestone Payment Amount payable to a Holder (other than Milestone Payment Amounts payable with respect to CVRs  issued in consideration for Company Options, Restricted Share Units or 102 Shares) shall be retained by the Rights Agent (or a Person acting on its behalf) for the benefit of each such Holder for a period of one hundred and eighty (180) days from the Milestone Payment Date or an earlier date required in writing by such Holder or by the ITA, (the “CVR Withholding Drop Date”) (during which time no payments to such Holder shall be made and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time each Holder may obtain a Valid Tax Certificate).  If any such Holder delivers, no later than three Business Days prior to the CVR Withholding Drop Date, a Valid Tax Certificate to Parent and the Rights Agent, then the deduction and withholding of any Israeli Taxes, if any, shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such Holder, subject to any non-Israeli withholding which is applicable to the payment (if any). If any such Holder (i) does not provide the Parent and the Rights Agent with a Valid Tax Certificate by no later than three Business Days before the CVR Withholding Drop Date, or (ii) submits a written request to release his portion of the consideration prior to the CVR Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld from such Holder’s portion of the consideration shall be calculated according to the applicable withholding rate as prescribed under applicable Tax law, as reasonably determined by Parent, which amount shall be increased by the interest plus linkage differences as defined in Section 159A of the Ordinance (as defined in the Merger Agreement) for the time period between the fifteenth (15th) calendar day of the month following the month during which the Closing (as defined in the Merger Agreement) occurs and the time the relevant payment is made. Any withholding made in New Israeli Shekels with respect to payments made hereunder in dollars shall be calculated based on US dollars to NIS exchange rate at the time the relevant payment is made (but in any event not lower than the US dollars to NIS exchange rate on the Closing Date (as defined in the Merger Agreement)) and any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.

(g) Any portion of any Milestone Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of

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such Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable law.

(h) Neither Parent nor the Rights Agent will be liable to any person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to two years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Entity), any such Milestone Payment Amount will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(i) Notwithstanding anything to the contrary in this Agreement, in accordance with Section 2.2(a)(iii) of the Merger Agreement, if (i) the Milestone Payment Date occurs following the fifth anniversary of the change in ownership or effective control of the Company for the purposes of Treas. Reg. Section 1.409A-3(i)(5) and (ii) receipt of a Post 5th Anniversary Payment by one or more Section 2.2(a)(i) Option Holders will result in such Section 2.2(a)(i) Option Holders being subject to taxation under Section 409A of the Code with respect to the cash payment made to such Section 2.2(a)(i) Option Holders pursuant to Section 2.2(a)(i)(A) of the Merger Agreement, as applicable, (A) the Post 5th Anniversary Payment shall not be paid to such Section 2.2(a)(i) Option Holders and (B) the Post 5th Anniversary Payment shall instead be paid pro rata to Holders other than such Section 2.2(a)(i) Option Holders.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V.

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ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (each as determined by a judgment of a court of competent jurisdiction).

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss (i) has been

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determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; or (ii) is a result of the Rights Agent not adhering to the provisions of the Withholding Tax Ruling, written instructions provided by the ITA or otherwise with respect to any Tax withholding made or not made by the Rights Agent (or anyone on its behalf);

(i) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which the Rights Agent is liable pursuant to Section 3.2(h). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l) the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(m) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Parent or the Surviving Corporation (as defined in the Merger Agreement) or become peculiarly interested in any transaction in which Parent, the Company or the Surviving Corporation may be interested, or contract with or lend money to Parent or the Surviving Corporation or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for Parent, the Surviving Corporation or for any other Person;

(n) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(o) except instructions to the Rights Agent as contemplated by this Agreement, (i) the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document to which it is not a party, including, without limitation, the Merger Agreement, nor shall the Rights Agent be required to determine if any person or entity has complied with any such agreements, instruments or documents, nor (ii) shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement.

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Section 3.3 Resignation and Removal; Appointment of Successor.

(a) Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, subject to the provisions of the Withholding Tax Ruling and the need to obtain the consent of the ITA, Parent will as soon as is reasonably possible appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of 60 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within thirty (30) Business Days of the Effective Time. The CVRs shall, in the case of the holders of Shares, be

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registered in the names and addresses of the holder as set forth in the applicable letter of transmittal accompanying the Shares surrendered by the holder thereof in connection with the Merger pursuant to the Merger Agreement and in a denomination equal to the number of Shares so surrendered, and in the case of In the Money Options and Restricted Share Units, be registered in the name and address of the holder set forth in the books and records of the Company at the Effective Time and in a denomination computed in accordance with the terms of the Merger Agreement.

Section 4.2 Payment of Milestone Payment Amounts. If the Milestone has been achieved in accordance with this Agreement, Parent will, promptly following the delivery of the Milestone Notice to the Rights Agent, (a) deposit with the Rights Agent, for payment to the Holders of CVRs issued in consideration for Shares in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each such Holder and (b) pay, or cause to be paid, the Milestone Payment Amounts payable pursuant to CVRs issued in consideration for In the Money Options and Restricted Share Units in accordance with Section 2.2(a)(i) and Section 2.2(a)(iv), as the case may be, of the Merger Agreement. For the avoidance of doubt, the Milestone Payment Amounts shall be paid only one time, in respect of the first achievement (if any) of Milestone.

Section 4.3 Efforts. Commencing upon the Closing, Parent shall use, and shall cause each applicable other Selling Entity to use, Commercially Reasonable Efforts to achieve the Milestone. Without limiting the foregoing, neither Parent nor any of its Affiliates shall act in bad faith for the purpose of avoiding achievement of the Milestone or the payment of the Milestone Payment Amounts.

Section 4.4 Tax Reporting. The Rights Agent shall comply with all applicable Laws (as defined in the Merger Agreement) and shall comply with the provisions set forth in the Withholding Tax Ruling, a Valid Tax Certificate and any other written instructions provided by the ITA, including as the foregoing relate to Tax reporting and withholding with respect to the Milestone Payments made pursuant to this Agreement, other than any payroll reporting requirements with respect to the Milestone Payment made under Section 2.4.

Section 4.5. Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 4.6. Reports.  Within 30 days after receipt of the first FDA Approval for the Product, Parent shall provide written notice thereof to the Rights Agent.  Following receipt of the first FDA Approval for the Product and until delivery of notice of achievement of the Milestone to the Rights Agent, Parent shall provide to the Rights Agent, on a semi-annual basis as described below, a written report, certified as true and correct by an officer of Parent, setting forth the number of Initial Treatment Visits performed during such half-year, as reported to Parent and other Selling Entities by or on behalf of specialty pharmacies, hub providers and/or other service providers in the chain of distribution for the Product in the United States (each, an “Update Report”), which report shall be accompanied by true and complete copies of reports delivered by or on behalf of such specialty pharmacies, hub providers and/or other service providers to Parent

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or any other Selling Entity; provided, that Parent shall not be required to disclose in any Update Report any personally identifiable information or Protected Health Information (as defined in the Health Insurance Portability and Accountability Act of 1996) with respect to any specific patient.  All information contained in any Update Report shall be subject to Section 4.8 of this Agreement.  Update Reports shall be provided to the Rights Agent as follows: (a) an Update Report covering the first half of a calendar year shall be provided within thirty days of the date Parent files a Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter ending June 30 of such calendar year and (b) an Update Report covering the second half of a calendar year shall be provided within thirty days of the date Parent files an Annual Report on Form 10-K with the Securities and Exchange Commission for such calendar year.

Section 4.7.  Audits.

(a) Upon the written request of the Acting Holders provided to Parent not less than thirty (30) days in advance (such request not to be made prior to receipt of FDA Approval of the Product or more than once in any twelve (12) month period), Parent shall permit, and shall cause its controlled Affiliates to permit, an independent certified public accounting firm of nationally recognized standing designated in writing either (i) jointly by the Acting Holders and Parent, or (ii) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders, (the “Independent Accountant”) to have access during normal business hours to such of the records of Parent, the Company, the Surviving Company or such other Affiliates of Parent as may be reasonably necessary to verify the accuracy of the statements set forth in the Update Reports and to determine whether and when the Milestone has been achieved (an “Audit”). Parent shall, and shall cause  its controlled Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information reasonably necessary for the Independent Accountant’s evaluation of the occurrence of the Milestone; provided, that Parent may, and may cause its controlled Affiliates to, redact documents and information not relevant for such evaluation.  The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to its findings and shall disclose whether it has determined that any statements set forth in any Update Report are incorrect.

(b) If the Independent Accountant concludes that the Milestone was achieved, Parent shall pay to the Rights Agent (for further distribution to the Holders) or to each Holder as set forth in Article 2,  the applicable Milestone Payment Amount, plus interest on such Milestone Payment Amount at the “prime rate” as published in the Wall Street Journal or similar reputable data source from time to time calculated from when the Milestone Payment Amount should have been paid (if Parent had given notice of achievement of the Milestone following its actual achievement, as determined by the Independent Accountant, at the time required pursuant to the terms of this Agreement), as applicable, to the date of actual payment.  The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. The fees charged by the Independent Accountant shall be paid by the Acting Holders; provided, however, that if the Independent Accountant concludes that the Milestone was achieved and the Milestone Payment Amounts properly due were not paid to the Holders, the fees charged by such Independent Accountant shall be paid by Parent.

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(c) Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 4.7 shall enter into a confidentiality agreement with Parent and/or its applicable controlled Affiliate satisfactory to Parent obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

Section 4.8 Confidentiality.  The Rights Agent agrees with Parent that during the term of this Agreement and for three (3) years after the Termination Date, the Rights Agent will not disclose any of the information contained in the Update Reports (the “Confidential Information”) to any other Person and shall use the Confidential Information only as required in connection with the performance of its obligations under this Agreement and the enforcement of its rights under this Agreement; provided, that the Confidential Information will not include any information that is or becomes generally available to the public other than as a result (directly or indirectly) of the breach of this Section 4.8 by the Rights Agent or its attorneys or agents; provided, further, that nothing in this Section 4.8 will restrict the Rights Agent from (i) using Confidential Information, or disclosing Confidential Information to any Holder, to the extent reasonably necessary in connection with enforcing the Rights Agent’s rights or the Holders’ rights, or defending any claims against the Rights Agent or any Holder, arising from, pertaining to or relating to the Merger Agreement, this Agreement, any letter of transmittal delivered by or on behalf of Parent (including by the Paying Agent) pursuant to Section 2.3(c) of the Merger Agreement, or any certificate or document delivered pursuant to any of the foregoing, (ii) disclosing Confidential Information if required by any court order or applicable law so long as the Rights Agent, to the extent permitted by law, provides Parent with prompt notice of such requirements prior to making any disclosure so that Parent may seek an appropriate protective order, provided, that the Rights Agent shall disclose only that portion of the Confidential Information that the Rights Agent’s counsel advises is legally required to be disclosed and, if requested by Parent, the Rights Agent shall cooperate with Parent, at Parent’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information disclosed by the Rights Agent or (iii) disclosing Confidential Information to the Rights Agent’s attorneys or agents, on a need to know basis, provided that such agents shall have agreed in advance of such disclosure to be bound by confidentiality obligations no less restrictive than those set forth in this Section 4.8.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders, or adversely affect the rights, duties, responsibilities or protections of the Rights Agent:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

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(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall determine to be for the protection of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4;

(vi) any other amendment hereto that does not adversely affect the legal rights under this Agreement of any Holder; or

(vii) any amendment required to comply with the Withholding Tax Ruling or any other written instructions provided by the ITA.

(b) Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the Rights Agent from its obligations under this Section 5.1(c)).

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendment pursuant to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the written consent of Holders of not less than a majority of the outstanding CVRs, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

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Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent, to:

United Therapeutics Corporation

1735 Connecticut Avenue NW

Washington, DC 20016
Attention:  General Counsel
Facsimile:  202-483-4005
E-mail:  legal@unither.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036
Attention:  Stephen Glover and Alisa Babitz
Facsimile:  (202) 530-9598
E-mail:  siglover@gibsondunn.com; Ababitz@gibsondunn.com

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Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue
Dallas, TX 75201
Attention:  Jonathan Whalen
Facsimile:  (214) 698-3196
E-mail:  jwhalen@gibsondunn.com

and

Herzog, Fox & Neeman
4 Weizmann Street
Tel Aviv 6423904, Israel
Attention:  Yair Geva
Facsimile:  +972 3 696 6464
E-mail:  gevay@hfn.co.il

If to the Rights Agent, to:

Attention:
Facsimile:
E-mail:

with a copy (which shall not constitute notice) to:

Attention:
Facsimile:
E-mail:

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.  In case it shall be impracticable to mail notice to the Holders of any event as

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required by any provision of this Agreement, then any method of giving such notice as shall be satisfactory to the Rights Agent shall be deemed to be a sufficient giving of such notice.

Section 6.3 Successors and Assigns.

(a) This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and assigns, and this Agreement shall not restrict Parent’s, any assignee’s or any of their respective successors’ ability to merge or consolidate, transfer or convey all or substantially all of its assets to any Person or otherwise directly or indirectly transfer or convey the Product to any Person. Either (i) each of Parent’s successors, assigns or transferees of all or substantially all of Parent’s assets or the Product shall expressly assume by an instrument, supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the Milestone Payment and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or (ii) Parent shall agree to remain subject to its obligations hereunder, including payment of the Milestone Payment.

(b) Any Parent successor or assignee permitted hereunder may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 6.3.

(c) The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. Notwithstanding the foregoing, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer are intended third-party beneficiaries of this Agreement. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the CVRs and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located

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in the State of Delaware or any other Delaware state court.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.6 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

Section 6.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 6.8 Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, at 5:00 p.m., New York City time, on the Termination Date, provided, that if the Milestone has been achieved on or prior to the Termination Date, but the Milestone Payment Amounts have not been paid on or prior to the Termination Date, this Agreement shall not terminate until such Milestone Payment Amounts have been paid in full in accordance with the terms of this Agreement; provided further, that no

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termination of this Agreement shall be deemed to affect the rights of the parties to bring suit in the case of a material breach occurring prior to such Termination Date.

Section 6.9 Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

UNITED THERAPEUTICS CORPORATION

By:

Name:

Title:

[RIGHTS AGENT]

By:

Name:

Title:

EXHIBIT B

STEADYMED LTD.

2603 Camino Ramon, Suite 350

San Ramon, CA 94583

[•], 2018

Certified Mail - Return Receipt Requested

Internal Revenue Service Center
P.O. Box 409101
Ogden, UT 84409

Re:                             Notice Required by Treasury Regulations § 1.1445-2(c)(3) and § 1.897-2(h)(2)

Dear Sir/Madam:

SteadyMed Ltd., a company organized under the laws of the State of Israel (the “Company”), provided the attached Certification of Non-United States Real Property Interest Status Pursuant to Treasury Regulations § 1.1445-2(c)(3) and § 1.897-2(h)(2) (the “Statement”) on [•], 2018 to United Therapeutics Corporation, a Delaware corporation (the “Transferee”), in connection with the purchase of stock of the Company by the Transferee.

1.                                      This notice is provided pursuant to the requirements of Treasury Regulations § 1.897-2(h)(2) and § 1.1445-2(c)(3).

2.                                      The following information relates to the entity providing this notice:

Name:	SteadyMed Ltd.
Address:	2603 Camino Ramon, Suite 350
San Ramon, CA 94583
Taxpayer ID:	[•]

3.                                      The Statement was not requested by a foreign interest holder.  It was voluntarily provided by the Company in response to a request by the Transferee, in accordance with Treasury Regulations § 1.897-2(h)(2) and § 1.1445-2(c)(3)(i).  The following information relates to the Transferee:

Name:	United Therapeutics Corporation
Address:	1735 Connecticut Avenue NW
Washington, DC 20016
Taxpayer ID:	[•]

4.                                      The Company is not, nor has it been in the last five years, a “United States real property holding corporation,” as defined in Section 897(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and therefore the interests in question (stock of the Company) are not United States real property interests as defined in Section 897(c) of the Code.

[Remainder of Page Intentionally Left Blank]

Under penalties of perjury, the undersigned declares that this notice (including the attached Statement) is correct to the undersigned’s knowledge and belief.

STEADYMED LTD.

By:
Name:
Title:

Date:

[SIGNATURE PAGE TO FIRPTA NOTICE TO IRS]

STEADYMED LTD.

2603 Camino Ramon, Suite 350

San Ramon, CA 94583

[•], 2018

Certificate Under Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is not a United States person. In connection with the acquisition by United Therapeutics Corporation, a Delaware corporation (“Parent”), of SteadyMed Ltd., a company organized under the laws of the State of Israel (the “Company”), pursuant to that certain Agreement and Plan of Merger, dated as of April 29, 2018 by and among Parent, Daniel 24043 Acquisition Corp. Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of Parent, and the Company, the Company is providing this certificate to Parent, pursuant to Treasury Regulations § 1.1445-2(c)(3) and 1.897-2(h), in order to establish that no interest in the Company is a United States real property interest and, accordingly, no withholding is required pursuant to Code Section 1445.  As of the date of this certificate, the undersigned, an officer of the Company, hereby certifies as follows:

1.              The stock of the Company does not constitute a “United States real property interest,” as that term is defined in Section 897(c)(1)(A) of the Code;

2.              The determination in Paragraph 1 above is based on a determination by the Company that the Company is not and has not been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code, at any time during the five-year period ending on the date hereof;

3.              The Company’s federal employer identification number is [•]; and

4.              The Company’s office address is:                           SteadyMed Ltd.

2603 Camino Ramon, Suite 350

San Ramon, CA 94583

This certification constitutes authorization for Parent, as agent for the Company, to deliver a copy of this certification letter, along with the appropriate notification, to the Internal Revenue Service on behalf of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Under penalties of perjury, the undersigned declares that the above information is correct to the best of his/her knowledge and belief, and the undersigned further declares that he/she is a responsible corporate officer who is authorized to sign this statement on behalf of the Company.

Sincerely,

STEADYMED LTD.

By:
Name:
Title:

[SIGNATURE PAGE TO FIRPTA CERTIFICATE]

SCHEDULE 2.4(B)

Subject to final review following the receipt of the tax ruling which will include the final version of such declaration as agreed with the ITA

DECLARATION OF STATUS FOR ISRAELI INCOME TAX PURPOSES

You are receiving this form “Declaration of Status For Israeli Income Tax Purposes” as an individual Holder of options to purchase ordinary shares or Restricted Share Units (the “Options”) of SteadyMed Ltd. (the “Company”), par value NIS 0.01 per share, (the “Shares”), in connection the merger between the Company, United Therapeutics Corporation (the “Parent”) , a Delaware corporation, and Daniel 24043 Acquisition Corp. Ltd. (the “Merger Sub”), an Israeli corporation and wholly-owned subsidiary of the Parent pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of April 29, 2018, by and among the Company, the Parent and the Merger Sub (the “Merger Agreement”).

By completing this form in a manner that would substantiate your eligibility for an exemption from Israeli withholding tax, you will allow, the Parent, the Paying Agent, the Rights Agent, your broker or any other withholding agent, or their authorized representatives to exempt you from Israeli withholding tax.

PART I                                                     Identification and details of the Option holder

1. Name:

(please print full name)

2. For Option holders who are individuals only:

Date of birth:            /        /

month / day / year

Countries of citizenship (name all citizenships):

Country of residence:

Taxpayer Identification or
Social Security No. (if applicable):

3. Permanent Address (state, city, zip or postal code, street, house number, apartment number):

4. Mailing Address (if different from above):	5. Contact Details:

Name:

Capacity:

Telephone Number
(country code, area code and number):

PART II                                                Declaration by Non-Israeli Residents

A. Declaration. I hereby declare that: (if the statement is correct, mark X in the following box)

A.1 ☐              I am NOT a “resident of Israel”, and at the time of issuance of the Options to me was not, a “resident of Israel” for tax purposes, which means, among other things, that:

•                  The State of Israel is not my permanent place of residence,

•                  The State of Israel is neither my place of residence nor that of my family,

•                  My ordinary or permanent place of activity is NOT in the State of Israel and I do NOT have a permanent establishment in the State of Israel,

•                  I do NOT engage in an occupation in the State of Israel,

•                  I do NOT own a business or part of a business in the State of Israel,

•                  I was NOT present (nor am I planning to be present) in Israel for 183 days or more during this tax year,

•                  I was NOT present (nor am I planning to be present) in Israel for 30 days or more during this tax year, and the total period of my presence in Israel during this tax year and the two previous tax years is less than 425 days in total.

A.2. ☐ I was not granted the Options for work or services that performed in the State of Israel.

PART III                                           Certification. By signing this form, I also declare that:

•                  I understood this form and completed it correctly and pursuant to the instructions.

•                  I provided accurate, full and complete details in this form.

•                  I am aware that providing false details constitutes criminal offense.

•                  I am aware that this form may be provided to the Israel Tax Authority, in case the Israel Tax Authority so requests, for purposes of audit or otherwise.

SIGN HERE „

	Signature of Company Option holder	Date

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